Exhibit 10.5

Shareholders Agreement

Execution Version

24 June 2008

DATED JUNE 24, 2008

SHAREHOLDERS AGREEMENT

Relating to Qatar Securities Market

Shareholders Agreement

Execution Version

24 June 2008

i

Shareholders Agreement

Execution Version

24 June 2008

ii

Shareholders Agreement

Execution Version

24 June 2008

LIST OF EXHIBITS

Exhibit (A)	Original DSM Business Plan

Exhibit (B)	Notice Details

Exhibit (C)	Subscription Term Sheet

Exhibit (D)	IT Term Sheet

Exhibit (E)	Services Term Sheet

iii

Shareholders Agreement

Execution Version

23 June 2008

THIS AGREEMENT (this “Agreement”) is made this June 24, 2008 (the “Signing Date”) by and between:

(1)

Qatar Investment Authority (“QIA”), a Qatar governmental authority, established pursuant to Emiri Resolution No. 22 of 2005, and having a place of business at 6th Floor, Qtel Tower, PO Box 23224, Doha, State of Qatar, herein represented by Dr. Hussain Al-Abdulla in his capacity as a Board Member; and

(2)	NYSE EURONEXT (“NYSE Euronext”), a Delaware corporation having its principal executive office at 11 Wall Street, New York, New York 10005 herein represented by Duncan L. Niederauer in his capacity as Chief Executive Officer and Director and by Jean-François Théodore in his capacity as Deputy Chief Executive Officer.

WHEREAS:

(A)	The State of Qatar is currently running an exchange under the name “Doha Securities Market” (“DSM”) which shall be merged into or contributed to a new Company (as defined hereafter) owned by QIA;

(B)	QIA and NYSE Euronext are planning a global strategic relationship regarding the cash equities market (the “QSM”) and the development of the derivatives market (“QDM”) in Doha, Qatar, in an effort to modernize the financial market in Doha;

(C)	on the date hereof, QIA is committed to organize by transferring DSM to the newly formed company (the “Company”), and be a shareholder of the Company, and NYSE Euronext is committed to subscribe to and acquire shares of the Company, in each case, on the terms and conditions specified in a subscription agreement;

(D)	the parties have established a term sheet for a subscription agreement (the “Subscription Term Sheet”), which is attached as Exhibit (C) to this Agreement, under which as part of the strategic relationship, it is contemplated that NYSE Euronext shall acquire by way of subscription shares representing 25% of the outstanding share capital of the Company (as defined hereafter), a company running the QSM and QDM in Doha, so that as of the Effective Date (as defined herein), seventy-five percent (75%) of the outstanding shares of the Company will be owned by QIA and twenty-five percent (25%) of the outstanding shares of the Company will be owned by NYSE Euronext;

(E)	the parties have established heads of terms with respect to the Technology Agreement (as defined herein) (the “IT Term Sheet”), which are attached as Exhibit (D) to this Agreement,

(F)	the parties have established heads of terms with respect to the Services Agreement (the “Services Term Sheet”), which are attached as Exhibit (E) to this Agreement,

(G)	whereas QIA and NYSE Euronext have agreed to negotiate in good faith and to enter into a definitive Subscription Agreement (hereafter “Subscription Agreement”), Technology Agreement

(hereafter “Technology Agreement”) and Services Agreement (hereafter “Services Agreement”), prepared in accordance with, respectively, the Subscription Term Sheet, the IT Term Sheet and the Services Term Sheet.

(H)	The Shareholders share a common objective to manage the Company in such a way that it contributes to the development of financial markets in Qatar and it maximises the value of their shareholdings in the Company.

(I)	In view of the foregoing, and with the intention of protecting each of the Shareholders’ respective investments in the Company, the Parties have agreed to enter into this Agreement in order to, inter alia:

(i)	provide a framework for the management and corporate governance of the Company;

(ii)	provide for nomination rights in respect of the Company;

(iii)	provide for restrictions on the transfer of shares as well as set out the terms and conditions by which to carry out any sale of their shareholdings in the Company; and

(iv)	provide a framework for the management of the Company.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND MUTUAL COVENANTS CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE TO BE LEGALLY BOUND AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following expressions shall, unless the context otherwise requires or it is otherwise provided, have the following meanings:

“Affiliate” means, (a) in relation to a person, any other person which directly or indirectly controls (as defined in Clause 1.2.6), is controlled by, or is controlled by the same person as, such entity;

(b) without limiting clause (a) as it applies to QIA, in relation to QIA (i) the State of Qatar and any person in which QIA, the State of Qatar or a Government Corporation now or hereafter owns or controls, directly or indirectly 50% or more of the shareholding entitled to vote in the election of directors or otherwise controls or (ii) a Government Corporation.

“Agreement” means this Agreement;

“Annual Budget” has the meaning as ascribed to it in Clause 4.1.1;

“Board” means the board of directors of the Company;

“Board Supermajority Issues” has the meaning ascribed to it in Clause 8.6.3;

“Bona Fide Third Party” means one or more independent third parties that is/are not:

(i) a competitor of NYSE Euronext (as determined in the reasonable opinion of NYSE Euronext) or of one of its Affiliates; and/or

(ii) a competitor of the Company or of one of its Subsidiaries in the GCC Countries;

“Business” shall mean the ownership and operation of the DSM in Doha, Qatar, including the infrastructure clearing and settlement with respect thereto;

“Business Day” means a day, other than a Friday, Saturday or a Sunday, when banks are open for business in Paris (France), New York (United States of America) and Doha (Qatar);

“Business Plan” has the meaning as ascribed to it in Clause 4.1.2;

“Buy-Out Right” has the meaning as ascribed to it in Clause 12.1;

“Buy-Out Right Completion Date” has the meaning as ascribed to it in Clause 12.1.2;

“Buy-Out Right Exercise Notice” has the meaning as ascribed to it in Clause 12.1.2;

“Buy-Out Shares” has the meaning as ascribed to it in Clause 12.1;

“Call Right” has the meaning ascribed to it in Clause 12.2;

“Call Right Completion Date” has the meaning ascribed to it in Clause 12.2.2;

“Call Right Exercise Notice” has the meaning ascribed to it in Clause 12.2.2;

“Call Shares” has the meaning ascribed to it in Clause 12.2;

“Cash Equities Exchange” means the business, assets and liabilities of the Qatari based exchange owned and operated by the Company (directly or indirectly through one or more Subsidiaries) for the listing, trading, buying and selling of cash equity securities;

“Cash Equities Subsidiary” means any Subsidiary of the Company that may be the direct owner of the Cash Equities Exchange;

“CEO” means the Chief Executive Officer of the Company;

“CFO” means the Chief Financial Officer of the Company;

“Charter” means, in relation to any entity, its founding act, articles of incorporation and by-laws, memorandum and articles of association, statute, constitutive act, or similar instrument of such entity, as amended and currently in full force and effect;

“Closing” means the closing of the transaction contemplated herein as described in Clause 2.8;

“College of Regulators” means the College of Euronext Regulators involved in the regulation of Euronext NV and the Euronext markets, namely the Authority for the Financial Markets (Netherlands), the Autorite des Marches Financiers (France), the Banking and Insurance Commission (Belgium), the Comissao do Mercado de Valores Mobiliarios (Portugal) and the Financial Services Authority (United Kingdom);

“Company Joinder” has the meaning ascribed to it in Clause 2.5;

“Competitive Activity” has the meaning ascribed to it in Clause 7.5.2;

“Conditions” means the closing conditions as defined in Clause 2.7.1;

“Confidential Information” has the meaning ascribed to it in Clause 14.2.1;

“Derivatives Development Schedule” has the meaning ascribed to it in Clause 4.1.3;

“Derivatives Exchange” means the business, assets and liabilities of a Qatari based exchange to be developed, owned and operated by the Company (directly or indirectly through one or more Subsidiaries) for the listing, trading, buying and selling of derivatives;

“Derivatives Exchange Subsidiary” means any Subsidiary of the Company that may be the direct owner of the Derivatives Exchange;

“Drag Along Notice” has the meaning ascribed to it in Clause 11.2.2;

“Drag Along Right” has the meaning ascribed to it in Clause 11.2.1;

“Drag Along Sale” has the meaning ascribed to it in Clause 11.2.1;

“Drop Dead Date” has the meaning ascribed to in Clause 2.11;

“DSM” has the meaning set out in the Recitals;

“Effective Date” has the meaning ascribed to it in Clause 2.2;

“Encumbrance” means any lien, security interest, charge, pledge, mortgage, option, encumbrance or any other restriction or right of any third party of any kind or nature;

“Equity Investment” means, in relation to NYSE Euronext, the amount of Two Hundred and Fifty Million Dollars (USD $250,000,000) and any such other contribution which NYSE Euronext may have made to the equity capital of the Company in accordance with this Agreement after Closing;

“Executive Managers” means the CEO, CFO and other officers of the Company as set forth on Schedule A to the Services Term Sheet;

“Expert” means an internationally reputed independent investment banking firm or an internationally reputed independent auditor firm with expertise in valuing, selling, buying or providing financing with respect to companies engaged, publicly or privately, in businesses similar to the business in which the Company engages;

“Fair Market Value” means the fair market value finally determined in accordance with Clause 12.1.5;

“First Refusal Notice” has the meaning ascribed to it in Clause 11.1.6;

“GCC Countries” means the States of Bahrain, Kuwait, Oman, Qatar, the United Arab Emirates and Saudi Arabia;

“Government Corporation” means, any entity established pursuant to the provisions of any decree, enactment, resolution, rule or regulation that is operated by or subject to the control of directions by the State of Qatar;

“IFRS” means the International Financial Reporting Standards elaborated by the International Accounting Standards Committee;

“Independent Nominee” has the meaning ascribed to it in Clause 8.4.2;

“Insolvency Transfer Event” means, with respect to a Party an event such that a Party (i) liquidates, dissolves, is declared insolvent by, or files for bankruptcy or bankruptcy protection with, a governmental or judicial authority having competent jurisdiction, (ii) applies for, consents to, or appoints, a liquidating trustee, liquidator, receiver, conservator or similar functionary, (iii) winds up its business or affairs, (iv) is subject to a decree or order for relief in an involuntary case or proceeding before a governmental or judicial authority having competent jurisdiction with respect to bankruptcy, insolvency, reorganization or liquidation and such order or decree remains undischarged, unstayed and in effect for a period of more than sixty (60) consecutive days, (v) consents to the institution of bankruptcy, reorganization, insolvency or liquidation proceedings against it, (vi) files a petition or answer or consent seeking reorganization or relief under an applicable bankruptcy law, (vii) is subject to a resolution passed by its equity holders or an order by a court or governmental or judicial authority of competent jurisdiction with respect to any of the foregoing or (viii) any equivalent or analogous event occurs in relation to such Party under any applicable legal or regulatory regime to which such Party is subject;

“IPO” means an initial public offering of the share capital of the Company or any of its Subsidiaries (or any of their respective successors) directly or indirectly holding the Cash Equities Exchange or the Derivatives Exchange, registered or listed on the Cash Equities Exchange and/or any other internationally recognized securities exchange;

“IT Term Sheet” has the meaning ascribed to in the Recitals;

“KPIs” means the key performance indicators as contained in the Business Plan;

“Material Adverse Change of Qatari Law” has the meaning ascribed to it in the Special Arrangement to be entered into by the Parties prior to the Closing;

“Material Adverse Change of non-Qatari Law” has the meaning ascribed to it in the Special Arrangement to be entered into by the Parties prior to the Closing;

“Maximum Tag-Along Portion” has the meaning ascribed to it in Clause 11.1.11;

“MENA Region” means the following countries in South Western Asia and North Africa: Algeria, Bahrain, Djibouti, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, the Palestinian Territories (West Bank and the Gaza Strip), Qatar, Saudi Arabia, Syria, Tunisia, the United Arab Emirates and Yemen;

“Minority Protection Buy Out Right Notice” has the meaning ascribed to it in Clause 16.2;

“Minority Protection Rights” has the meaning ascribed to it in Clause 9.4.2;

“Negative Deviation” has the meaning ascribed to it in Clause 7.1.1;

“Non-Compete” is the provision more fully described in Clause 7.5;

“Non-Selling Shareholder” has the meaning ascribed to it in Clause 11.1.7;

“NYSE Agreements” means the Services Agreement, Technology Agreement and any other contract or agreement in effect from time to time pursuant to which NYSE Euronext or an Affiliate thereof provides services to the Company;

“NYSE Nominee” has the meaning ascribed to it in Clause 8.4.1;

“Offer Period” has the meaning ascribed to it in Clause 11.1.7;

“Opening Balance Sheet” has the meaning ascribed to it in Clause 2.4;

“Original DSM Business Plan” means the Business Plan of the DSM covering the period of 2008-2013 and attached hereto as Exhibit A;

“Parties” means (x) as of the Signing Date and prior to the execution of the Company Joinder, the Shareholders, and (y) following the execution of the Company Joinder, the Shareholders and the Company;

“Percentage Interest” means, with respect to a Shareholder as of any time of determination, the ratio, expressed as a percentage, obtained by dividing (x) the number of Shares held by such Shareholder and its Affiliates in accordance with the terms of this Agreement (Numerator) by (y) the total number of Shares outstanding (Denominator);

provided,

in the case of NYSE Euronext and its Affiliates

(A)	in the event the Numerator is reduced as a result of a Drag Along Right, then the Denominator will be reduced by the number of Shares necessary so that the Percentage Interest of NYSE Euronext and its Affiliates immediately after the exercise of such Drag Along Right will equal the Percentage Interest of NYSE Euronext and its Affiliates immediately before the exercise of such Drag Along Right;

(B)	if the Denominator has increased as a result of an issuance of Shares and NYSE Euronext and its Affiliates were not granted a pre-emption right in relation to such issuance then NYSE Euronext and its Affiliates’ Percentage Interest shall be calculated by dividing the Numerator by the Denominator immediately before such issuance of Shares; provided, HOWEVER, if NYSE Euronext and its Affiliates were granted a pre-emption right in relation to such issuance and such right was not exercised, the Percentage Interest shall be calculated by dividing the Numerator by the Denominator immediately following such issuance of Shares;

“Purchase Notice” has the meaning ascribed to it in Clause 11.1.7;

“Regulator” means the Qatar Financial Market Authority;

“QIA Nominee” has the meaning ascribed to it in Clause 8.4.1;

“QIA Selling Shareholder” has the meaning ascribed to it in Clause 11.1.9;

“Right of First Refusal” has the meaning ascribed to it in Clause 11.1.7;

“Sale Shares” has the meaning ascribed to it in Clause 11.1.6;

“Securities Exchange Activity” has the meaning ascribed to it in Clause 7.5.1;

“Selling Shareholder” has the meaning ascribed to it in Clause 11.1.6;

“Services Agreement” has the meaning ascribed to it in the Recitals;

“Services Term Sheet” has the meaning ascribed to it in the Recitals;

“Shareholder” means (x) as of the Signing Date, QIA and NYSE Euronext, and (y) from and after the Effective Date, any person holding Shares who becomes, or is required to become, party to this Agreement in accordance with the terms hereof for so long as such person holds Shares;

“Shareholder CEO’s” has the meaning ascribed to it in Clause 16.2;

“Shareholder CEO Resolution Period” has the meaning ascribed to it in Clause 16.2;

“Shareholder Meeting” means the general assembly of shareholders of the Company;

“Shareholder Nominee” has the meaning ascribed to it in Clause 8.4.1;

“Shareholder Supermajority Issues” has the meaning ascribed to it in Clause 8.1.3;

“Shareholders Committee” has the meaning ascribed to it in Clause 16.2;

“Shares” means all of the shares of capital stock of the Company that are issued and outstanding from time to time;

“Signing Date” has the meaning ascribed to it in the preamble;

“Special Arrangement” means an agreement to be entered into by the Parties prior to Closing regarding certain special arrangements in the event of the extraterritorial application of certain laws and regulations to the Parties in connection with the relationship of the Parties pursuant to this Agreement;

“Special Investor Transaction” has the meaning ascribed to it in Clause 9.4;

“Subscription Term Sheet” has the meaning ascribed to it in the Recitals;

“Subscription Agreement” has the meaning ascribed to it in the Recitals;

“Supermajority Issue” has the meaning ascribed to it in Clause 16.2;

“Tag-Along Exercise Notice” has the meaning ascribed to it in Clause 11.1.10;

“Tag-Along Right” has the meaning ascribed to it in Clause 11.1.10;

“Tag-Along Sale” has the meaning ascribed to it in Clause 11.1.9;

“Tag-Along Sale Notice” has the meaning ascribed to it in Clause 11.1.9;

“Tag-Along Shareholder” has the meaning ascribed to it in Clause 11.1.10;

“Technology Agreement” has the meaning ascribed to it in the Recitals;

“Transferee Terms” has the meaning ascribed to it in Clause 11.1.9.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	words denoting persons include natural persons, corporations, partnerships, trusts, companies, associations, organisations, trusts, governmental authorities and other legal entities;

1.2.2	a reference to a specified Article, Section, Clause, Sub-Clause or Exhibit shall be construed as a reference to that specified Article, Section, Clause, Sub-Clause of or Exhibit to this Agreement;

1.2.3	a reference to an agreement shall be construed as a reference to that agreement as it may be amended, varied, supplemented or assigned from time to time;

1.2.4	the headings and sub-headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

1.2.5	references herein to a Party using its “reasonable efforts” or similar obligations shall be construed to require a Party to act in accordance with the standards of a reasonable and prudent person in its position, acting properly in that person’s interests, and doing what is commercially practicable and incurring such expenditure as is commercially reasonable in such circumstances and, for the avoidance of doubt, shall not be construed to require a Party to do or cause to be done anything outside of its control or legal power;

1.2.6	any person shall be regarded as “controlled” by another person if that latter person owns legally or beneficially more than fifty percent (50%) of the outstanding voting rights in the former person, or has the right to appoint the majority of members of the administrative board, management board, Board, board of directors or other similar governing body, in each case having the power to direct the business, management and affairs of the former person;

1.2.7	any person shall be regarded as the “Subsidiary” of another person if that latter person is controlled, directly or indirectly through one or more Subsidiaries, by the former person;

1.2.8	references herein to “the best knowledge” of a Party shall be construed to mean to the best knowledge of that person or the members of the Board (or the board of directors, or other equivalent management body if such person does not have a Board) of such person, in each case after having made diligent inquiries of such person’s management board; and

1.2.9	references to “Transfer” herein, including in Clause 9 (Transfer Rights, Obligations and Restrictions (Generally)), and Clause 11 (Transfer Rights, Obligations and Restrictions), when used as a noun, means any direct or indirect (including by change in control, direct or indirect sale or transfer of equity but for the avoidance of doubt, not any change of control intervening on the level above the shareholders of the Shareholders, merger, consolidation, amalgamation, reorganization or other similar plan or scheme, contributions in kind, share swaps, transfers in trust, transfer of trusteeship or similar measures, or by operation of law, in each case with respect to any person or any person directly or indirectly controlling such first person) assignment, transfer, sale, pledge (excluding pledges solely made to third party lenders as security for financing, but, for the avoidance of doubt, including any transfer or assignment resulting from foreclosure of any such pledge), alienation, hypothecation or other disposition or encumbrance; and, when used as a verb, means to directly or indirectly (including by change in control, direct or indirect sale or transfer of equity but for the avoidance of doubt, not any change of control intervening on the level above the shareholders of the Shareholders, merger, consolidation, amalgamation, reorganization or other similar plan or scheme, contributions in kind, share swaps, transfers to trust, transfer of trusteeship or similar measures, or by operation of law, in each case with respect to any person or any person directly or indirectly controlling such first person) assign, transfer, sell, pledge (excluding pledges solely made to third party lenders as security for financing, but, for the avoidance of doubt, including any transfer or assignment resulting from foreclosure of any such pledge), alienate, hypothecate or otherwise dispose of or encumber;

1.2.10	The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”;

1.2.11	Words defined in the singular shall include the plural, and vice versa, and the meanings of defined terms shall apply to the correlative forms of such terms;

1.2.12	A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.13	The word “or” has the inclusive meaning represented by the phrase “and/or” unless the context otherwise requires;

1.2.14	Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

1.2.15	Any obligation of a Party hereunder includes an obligation of such Party to use reasonable efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable to fulfill such obligation; and

1.2.16	Any reference to dollars, USD or $ shall mean United States dollars and unless specified otherwise, all references to currency shall be deemed to refer to United States dollars.

2	EFFECTIVENESS AND COMING INTO FORCE

2.1	Effectiveness as of the Signing Date

2.1.1	As of the Signing Date until the Effective Date and fulfilment (or express waiver in accordance with this Agreement) of the Conditions, this Agreement shall only come into full force and effect and become binding upon the Parties in relation to (and only in relation to) Clause 1 (Definitions and Interpretation), this Clause 2 (Effectiveness and Coming into Force), Clause 4.1.3, Clause 7.3 (Taxation); Clause 7.5 (Non-Compete); Clause 14 (Confidentiality), Clause 15.1 (Notices), Clause 15.13 (Costs and Expenses) and Clause 16 (Governing Law and Dispute Resolution).

2.1.2	Each Party shall use its respective reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Party in doing, all things necessary, proper or advisable (including without limitation voting) to fulfil the Conditions.

2.2	Conditions Precedent to Effectiveness of Entire Agreement

All of the remaining terms and conditions of this Agreement shall come into full force and effect and become binding upon the Parties immediately upon the Closing (“Effective Date”).

2.3	Reserved

2.4	Formation and Organization of the Company

QIA undertakes: (a) to organize the Company prior to Closing as an “Article 68 Company” with Articles of Association, which shall not contain provisions that contradict the terms of this Agreement; (b) to contribute or cause to be contributed in kind the Business of DSM to the Company or otherwise cause the Company to own such business and (c) to provide (i) an interim balance sheet of the Company as of the end of the month following the transfer of such Business to the Company, which has been reviewed by the Company’s auditors (the “Opening Balance Sheet”) and (ii) a profit and loss statement covering the period between 31st December 2007 and the date of the Opening Balance Sheet.

2.5	Company Joinder

QIA shall undertake to cause the Company to execute a joinder to this Agreement (the “Company Joinder”), agreeing to be bound in full with respect to its obligations as a Party hereunder, as soon as reasonably practicable following the formation of the Company in accordance with the Subscription Term Sheet, and in any event on or prior to Effective Date.

2.6	Execution of Agreements

Prior to the Effective Date, the Parties shall negotiate in good faith to agree to, execute and enter into a definitive Subscription Agreement, a definitive Technology Agreement and a definitive Services Agreement as may be reasonably necessary to fully implement and reflect the arrangements and understandings of the Shareholders set forth in and contemplated by the Subscription Term Sheet, IT Term Sheet and the Services Term Sheet as soon as reasonably practicable following the formation of the Company. The Subscription Agreement, the IT Agreement and the Services Agreement shall be executed concurrently.

2.7	Closing conditions

2.7.1	Conditions to Closing

(a)	The obligation of NYSE Euronext to invest in the Company and subscribe for the Shares at Closing shall be subject to the satisfaction (or, in the case of any Closing Condition which is lawfully capable of being waived, waiver by NYSE Euronext by notice in writing given to QIA and the Company on behalf of NYSE Euronext), of the conditions that on or prior to the Closing,

(1)	NYSE Euronext is in receipt of:

(i)	One original copy of the extract of the Commercial Register of the Ministry of Economy and Commerce of Qatar for the Company;

(ii)	One original copy of the Company Joinder pursuant to Clause 2.4 herein;

(iii)	One original copy of each of the Services Agreement and the Technology Agreement signed by an authorized officer of the Company;

(iv)	original copy of the Subscription Agreement signed by an authorized officer of the Company and by an authorized officer of QIA;

(v)	a copy, certified by an officer of the Company, of a report and board resolutions of the Company (in a form reasonably satisfactory to NYSE Euronext) adopted by the Board of the Company describing and authorizing the execution, delivery and performance of the Subscription Agreement and any other document contemplated therein;

(vi)	the approval of the College of Regulators;

(vii)	originals copies of the Shareholders’ meeting resolution and/or the Board meetings resolution of the Company held at the latest on Closing (i) approving, authorizing and ratifying the issuance of shares set out in the Subscription Term Sheet and the admittance of NYSE Euronext or its Affiliate to sign the newly issued Shares upon Closing, (ii) modifying the Articles of Association upon Closing, (iii) appointing NYSE Nominees to the Board, and (iv) approving the entering into and execution of all agreements to be signed by the Company at Closing or prior to as contemplated herein; and

(viii)	all necessary legal and regulatory authorisations and licenses for the Company to run a cash and derivatives exchange in Qatar (including of the Regulator), approval of the tax exemption as set out in Clause 7.3 by the responsible authority and the authorization of the Ministry of Economy and Commerce of Qatar Ministry of Justice of Qatar and the Ministry of Finance of Qatar relating to the issuance of Shares under the Subscription Agreement.

(2) as of Closing, no change of Qatar law, no administrative or judicial decision or judgment has been made prohibiting or postponing the transactions contemplated by the Subscription Agreement or imposing conditions for their realization which are inconsistent with the terms and conditions of the Subscription Term Sheet or the Subscription Agreement or which would materially and adversely affect the transactions contemplated herein.

(3) as of Closing, QIA shall have materially complied with its obligations hereunder and under the Subscription Agreement, including but not limited to any representations and warranties of QIA.

(4) QIA shall have entered into a binding Special Arrangement concerning mitigation of any Material Adverse Change to Qatari Law.

(b)	The obligation of QIA to cause the Company to issue the Shares to NYSE Euronext (or its Affiliate) at Closing and consummate the other transactions contemplated hereby shall be subject to the satisfaction (or, in the case of any Closing Condition which is lawfully capable of being waived, waiver by QIA by notice in writing given to NYSE Euronext on behalf of QIA), of the condition that on or prior to the Closing,

(1) QIA is in receipt of:

(i) One original copy of each of the Services Agreement and the Technology Agreement signed by the authorized Executive Manager of the AEMS or another Affiliate of NYSE Euronext reasonably acceptable to QIA;

(ii) One original copy of the Subscription Agreement signed by an authorized officer of NYSE Euronext;

(iii) a copy, certified by an authorized officer of NYSE Euronext, of a report and board resolutions of the NYSE Euronext (in a form reasonably satisfactory to QIA) adopted by the Board of NYSE Euronext describing and authorizing the execution, delivery and performance of the Subscription Agreement and any other document contemplated therein; and

(iv) a legal opinion reasonably satisfactory to QIA concerning the extraterritorial application of non-Qatari Law to QIA, the Company, its business and its Subsidiaries as of the date of the opinion and regarding the enforceability and efficacy of the Special Arrangement concerning mitigation of any Material Adverse Change to non-Qatari Law.

(2) No change of non-Qatari law, no administrative or judicial decision or judgment has been made prohibiting or postponing the transactions contemplated by the Subscription Agreement or imposing conditions for their realization which are inconsistent with the terms and conditions of the Subscription Term Sheet or the Subscription Agreement or which would materially and adversely affect the transactions contemplated herein

(3) NYSE Euronext shall have materially complied with all its obligations hereunder and under the Subscription Agreement, including but not limited to any representations and warranties of NYSE Euronext.

(4) NYSE Euronext shall have entered into a binding Special Arrangement concerning mitigation of any Material Adverse Change to non-Qatari Law.

2.8	Actions at Closing

2.8.1

The Closing shall be held at the offices of one of the Parties (as the Parties shall agree), or at such other location as shall be mutually agreed by the Parties, at 11:00 a.m. on the date when all of the Conditions in Clause 2.7 have been validly satisfied or waived, which the Parties shall use reasonable efforts to cause to take place on or around 31st October 2008, or at such other time, date and place as the Parties may mutually agree in writing.

2.8.2	On Closing all actions shall occur to complete the investment in the share capital of the Company as set out in the Subscription Agreement.

2.9	Covenants of QIA between the Signing Date and the Effective Date

2.9.1	QIA and, following execution of the Company Joinder, the Company, undertake to NYSE Euronext to procure that between the Signing Date and the Effective Date:

(i)	DSM and/or the Company shall carry on its Business substantially in the ordinary course and in a manner consistent with past practice and in accordance with the Original DSM Business Plan

(ii)	NYSE Euronext will be kept fully and regularly informed of the progress of the DSM and Company and will be notified promptly of any event which significantly affects the assets and liabilities, business, profitability or prospects of the Company.

2.9.2	Without prejudice to the generality of Clause 2.9.1, QIA undertakes to use reasonable efforts to procure that between the Signing Date and the Effective Date, except as contemplated by this Agreement, the IT Term Sheet, the Subscription Term Sheet or the Services Term Sheet, the Company shall not, outside the ordinary course of business consistent with past practice, without the prior written authorization of NYSE Euronext:

(i)	sell or otherwise dispose of any of its material assets;

(ii)	create or permit to be created any Encumbrance on any of its material assets or agree to do so;

(iii)	vary or agree to a variation of the terms or conditions of any material contract or agreement to which it is a party;

(iv)	vote in favor of, make or pay any dividends or proceed to any cash distribution of the Company;

(v)	materially alter the nature or scope of the Business;

(vi)	take or agree to take any loans, borrowings or other form of funding or financial facility or assistance;

(vii)	waive, cancel or write off any rights, claims, accounts receivable or any amount payable to the Company relating to the Business except in the ordinary course of business; and

(viii)	enter into any agreements, covenants or contracts for an amount exceeding five hundred thousand US Dollars ($500,000) individually or in the aggregate, other than the purchase of the material necessary to proceed to the installation of the pilot, as anticipated in the Business Plan.

2.9.3	Each of the Shareholders shall forthwith disclose in writing to the other Shareholder any matter or event which may arise, or become known to such Shareholder after due and careful enquiry, which the such Shareholder is hereby required to make, after the date of the Subscription Agreement and before the Closing which is inconsistent with any of the representations and warranties set out in the Subscription Agreement or which may make any of them inaccurate or misleading when they were given at any and all times from the date of the Subscription Agreement until the Effective Date or which is required to be known to the other Shareholder in accordance with the terms hereof.

2.10	Subscription by Affiliate

2.10.1	It is agreed between the Parties that NYSE Euronext shall have the right to have the Shares to be issued at Closing subscribed to by a wholly-owned Affiliate; provided, that any such issuance shall be subject to the restrictions set forth in 11.1 with respect to Transfers as if such issuance was a Transfer. In such case, such Affiliate shall enter into this Agreement and the Subscription Agreement and be transferred all the rights and obligations of NYSE Euronext arising hereof and NYSE Euronext shall issue a full and unconditional guarantee of the fulfilment of all the obligations of such Affiliate hereunder and under the Subscription Agreement in form and substance reasonably satisfactory to QIA.

2.11	Drop Dead Date

2.11.1	In the event that Closing shall not have occurred on or before the 31st December 2008 provided that such date had not been postponed by a written agreement of the Parties (such specified or postponed date, the “Drop Dead Date”), either Party shall be entitled to rescind this Agreement upon written notice to the other Party, provided that such right of rescission shall not be available to any Party whose default has caused the Closing not to occur prior to the Drop Dead Date. Upon rescission, the obligations of the Parties arising from the Subscription Term Sheet, the IT Term Sheet and the Services Term Sheet or the respective agreements to be entered thereunder shall be deemed to be also validly terminated.

2.11.2	Default under this Clause 2.11 shall mean with respect to either Party, any breach by gross negligence or willful misconduct of an obligation or covenant set out in Clause 2 of this Agreement.

2.11.3	In case of rescission of this Agreement under this Clause 2.11, the defaulting Party shall be obligated to pay to the other Party an amount in US$ equal to the costs and expenses incurred by the other Party arising from or relating to the transaction contemplated by this Agreement.

3	STRATEGY AND SCOPE OF BUSINESS

3.1	General Strategy

The Parties acknowledge and agree that their common objective is to make of Doha’s Securities and Derivatives markets international financial markets, and contribute to the Company becoming a leader in the GCC region.

3.2	Business of the Company

3.2.1	The business of the Company shall be the ownership (directly or indirectly), promotion, support, development and operation of the Cash Equities Exchange and Derivatives Exchange. The implementation and development of the Derivatives Exchange is one of the priorities of the Company and the Shareholders. It shall be based on technology to be provided by NYSE Euronext or its Affiliates in accordance with the terms of the Technology Agreement.

3.2.2	The Company shall own the Cash Equities Exchange directly or if so expressly approved by the Parties or upon Effective Date by the Board voting with the supermajority in accordance with Clause 8.6.3 through a Cash Equities Exchange Subsidiary and shall own the Derivatives Exchange through the Derivatives Exchange Subsidiary (unless expressly otherwise approved by the Parties or upon the Effective Date by the Board voting with the supermajority in accordance with Clause 8.6.3), each of which in case of the setting up of such Subsidiary shall (a) be a separate and distinct person from the other, (b) have separate and distinct boards of directors or similar governing bodies (it being understood and agreed that the members of such boards of directors and governing bodies may be identical or overlap) and (c) have separate and distinct full time, dedicated teams of operational officers and personnel from those of the other, whose duties shall include the preparation and development of annual budgets and five-year business plans for the respective businesses to be submitted to the Executive Managers in connection with their annual preparation of the Annual Budget and Business Plan in accordance with Clause 4.1. The Derivatives Exchange Subsidiary or any other Subsidiary of the Company shall be created in the form of an Article 68-Company or other appropriate form agreed to by the Board voting with a Supermajority in accordance with Clause 8.6.3, shall have the same corporate governance rules as the Company and its articles of association shall, to the extent possible, be on the same terms as the articles of association of the Company.

3.2.3	In case such Subsidiaries are formed, the special minority rights granted to NYSE Euronext in this Agreement (Clauses 7.1, 7.4.2, 7.4.3(i), (ii), (iv), (v); 7.4.4; 8.1.3; 8.1.5; 8.4; 8.6.2; 8.6.3, 8.10) shall apply mutatis mutandis also to the Subsidiaries, in particular but not limited to NYSE Euronext shall have the right to appoint members of the board of such Subsidiary and propose the CEO’s and shall be protected on the level of the Companies Board by Minority Protection Rights relating to shareholders supermajority issues of the respective Subsidiary equivalent to those herein.

3.3	Cooperation

Each Party shall use its respective reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Parties in doing, all things necessary, proper or advisable (including without limitation voting and/or instructing the member(s) of the Board appointed by the Shareholder in question to vote or otherwise take action), in order to give full force and effect to the terms and conditions of this Agreement, and to implement the general strategy stated above, subject to the terms of this Agreement and mandatory provisions of applicable Qatari law.

4	FINANCIAL TERMS AND FUNDING OF THE COMPANY

4.1	Annual Budget and Business Plan

4.1.1

The Executive Managers will prepare on an annual basis an operational budget to be submitted to the Board for approval in accordance with Clause 8.6.3 at the latest before 1st December of each year for the following year (the “Annual Budget”). The Annual Budget shall include, for the annual period covered thereby, volume assumptions, fee policy, headcount, investment required, expenditures, sources of funding and estimated consolidated financial statements, including a balance sheet, statements of profits and losses and cash flow statements, as well as separate and distinct annual budgets for each of the Cash Equities Exchange and Derivatives Exchange, which shall be prepared by the operational management teams of, respectively, the Cash Equities Exchange Subsidiary and Derivatives Exchange Subsidiary. The Parties shall work together in good faith to establish an initial Annual Budget as soon as practical following the date hereof in accordance with Clause 4.1.3.

4.1.2

The Executive Managers will prepare on an annual basis a business plan to be submitted to the Board for approval in accordance with Clause 8.6.3 at the latest before 1st December of each year covering the five year period commencing on January 1st of the following year (the “Business Plan”). The Business Plan shall include, for the five year period covered thereby, volume assumptions, fee policy, headcount, investment required, expenditures, sources of funding, market specific revenue and cost KPI assumptions and trends, growth and development strategies, peer group analyses and estimated consolidated financial statements, including a balance sheet, statements of profits and losses and cash flow statements, as well as separate and distinct business plans for each of the Cash Equities Exchange and Derivatives Exchange, which shall be prepared by the operational management teams of, respectively, the Cash Equities Exchange Subsidiary and Derivatives Exchange Subsidiary. The Parties shall work together in good faith to establish an initial Business Plan as soon as practical following the date hereof in accordance with Clause 4.1.3. In case of setting up a Subsidiary, the Executive Managers of the Company will prepare a consolidated Business Plan to be submitted to the Board for approval in accordance with Clause 8.6.3.

4.1.3	The Parties shall use reasonable efforts to submit to the Board for approval an initial Business Plan and Annual Budget as soon as practical following the date hereof. The initial Business Plan will be based upon the Original DSM Business Plan, revised inter alia to reflect the inclusion of the Derivatives Exchange, the plan to migrate from the technology currently used by the Cash Equities Exchange to the technology contemplated by the Technology Agreement pursuant to the terms thereof, and other updated information. In addition, the initial Annual Business Plan will include a development schedule, including specified milestones and outside dates for completion, for the development and implementation of the Derivatives Exchange (the “Derivatives Development Schedule”). The initial Annual Budget will be developed in connection with and based upon the initial Business Plan. For the purpose of developing the initial Annual Budget and the initial Business Plan, the Parties will set up a working committee to immediately start developing them after Signing. In case Closing occurs, the Company shall bear reasonable costs and expenses triggered by such working committee and the Shareholders shall contribute thereto pro rata in accordance to their initial shareholding, in case Closing does not occur, each Party shall bear its owns costs created by such working committee. The Parties shall also establish such other working committees as shall be needed.

4.1.4	In the event the Board does not approve the initial Business Plan and Annual Budget within sixty (60) calendar days following the Effective Date as the result of a disagreement amongst the Parties or members of the Board, such disagreement shall immediately be submitted for resolution in accordance with Clause 16.2; provided, that if such dispute is elevated to the Shareholder CEO’s and the Shareholder CEO’s are not able to resolve such dispute within the period provided for resolution by the Shareholder CEO’s pursuant to Clause 16.2, then in addition to the other rights and remedies of QIA pursuant to Clause 16.2, QIA shall have the right (the “Derivatives Separation Right”), exercisable in its sole discretion, to separate the Derivatives Exchange from the Company and own and operate the Derivatives Exchange, either alone or in conjunction with one or more other persons, separately from the Company and without the participation of NYSE Euronext. In the event of the exercise of the Derivatives Separation Right by QIA, the Parties shall take, or cause to be taken, all action to do, or cause to be done, and assist and co-operate with one another in doing, all things necessary, proper or advisable (including voting and/or instructing the member(s) of the Board) to consummate the separation of the Derivatives Exchange from the Company on a tax efficient basis. The provisions of this Agreement shall be deemed to be automatically amended to exclude any obligations relating to the Derivatives Exchange following the separation of the Derivatives Exchange from the Company in the event of the exercise of a Derivatives Separation Right; provided, that notwithstanding the foregoing, in the event of the exercise of the Derivatives Separation Right, the Shareholders other than QIA (or any of its Affiliates) shall remain subject to the provisions of Clause 7.5 with respect to the Derivatives Exchange as if the Derivatives Exchange had remained as part of the business and assets of the Company for twelve (12) months after the exercise of the Derivatives Separation Right.

4.2	Additional Funding of the Company; Development of Derivatives Exchange

4.2.1	Subject to this Clause 4.2, the Shareholders generally shall not be required to contribute any additional capital to the Company unless such contribution has been contemplated by and provided for in the then existing Annual Budget or Business Plan of the Company.

4.2.2	To the extent possible, capital needs of the Company, including with respect to the development and implementation of the Derivatives Exchange, shall be funded by the existing cash and generated cash flows of the Company in accordance with the Business Plan and Annual Budget. However, to the extent that the Board, in consultation with the CEO and CFO, determines in accordance with the then applicable Annual Budget and Business Plan that there is insufficient existing cash or cash flows of the Company to fund the capital requirements necessary for the development and implementation of the of the Company (including for the development and implementation of the Derivatives Exchange) in accordance with the Annual Budget, Business Plan and Derivatives Development Schedule, or that the use of such existing cash or cash flows for the development and implementation of the Derivatives Exchange would have an adverse impact on the operation of the Cash Equities Exchange, the Board may specify that any such requisite funding be obtained through external debt financing or, if such external debt financing shall not be reasonably available on acceptable commercial terms (including because of a short time frame within the funds are required), by capital calls (including shareholder loans) funded by the Shareholders on a pro-rata basis based upon the respective amounts of Shares that each such Shareholder holds relative to the total number of Shares outstanding. Any determination of the Board to require such external financing or capital calls shall be made by the Board in its sole discretion but in accordance with this Clause 4.2.2 and may be set forth in advance in the Annual Budget or Business Plan.

4.2.3	Each of the Parties acknowledges and agrees that the development and implementation of the Derivatives Exchange in accordance with international standards is one of the key priorities of the Company and each Party agrees to use reasonable efforts to cause the development and implementation in accordance with the Derivatives Development Schedule. In furtherance of the foregoing, each of the Parties acknowledges and agrees that in the event a Shareholder fails to (a) fund a capital call contemplated by Clause 4.2.2 or (b) otherwise support the development and implementation of the Derivatives Exchange such that the material milestones set forth in the Derivatives Development Schedule are achieved substantially on the terms and at the dates contemplated therein, in each case such failure will be deemed to be a material breach of this Agreement and entitle the non-breaching Shareholder to start the escalation procedure provided for in Clause 16.2. In the event of such a failure under clause (a) above relating to a capital call required for the development or implementation of the Derivatives Exchange or any such a failure in a material manner under clause (b) above, in addition to the other rights available to a non-breaching Shareholder (including the exercise of the Call Right or Buy-Out Right, as applicable), such non-breaching Shareholder shall be entitled to the exercise of the Derivatives Separation Right in accordance with Clause 4.1.3.

5	DIVIDEND POLICY

The dividend policy of the Company shall follow the principle that the equity of the Company after being increased by way of the cash contribution by NYSE Euronext shall not be used for distribution. The Company may distribute profits only when not needed in particular to cover further investments including the building up of the infrastructure of the Derivatives Exchange in accordance with the Annual Budget, the Business Plan and the Derivatives Development Schedule.

6	REPRESENTATIONS AND WARRANTIES

6.1	Each Party hereby severally represents and warrants as to itself to each of the other Parties that as of the Signing Date and as of the Effective Date:

6.1.1	it is duly organised and validly existing and registered in its jurisdiction of organisation and is not subject to any proceedings for dissolution or liquidation or any other similar procedures which may put its continued existence at risk;

6.1.2	it has the necessary power and authority to enter into and perform its obligations under this Agreement;

6.1.3	this Agreement has been duly authorised and executed by it and constitutes valid, legally binding and enforceable obligation upon it;

6.1.4	the making of this Agreement and the compliance with its terms will not result, to the best knowledge of such Party, in violation of its Charter, or, in any material respect, any provision contained in any agreement or instrument to which it is a party or by which it is bound or in any statute, law, rule, regulation, judgment, decree, or order applicable to it;

6.1.5	no action, proceeding, litigation or dispute against it is presently taking place or pending which would prevent or inhibit its ability to perform its obligations under this Agreement;

6.1.6	all governmental or official approvals, consents, notarisations, legalisation and registrations required in relation to the making, performance and validity of this Agreement have been obtained by it at the time they were required and are, to the extent required, in full force and effect.

6.2	As of the Signing Date and the Effective Date, NYSE Euronext further represents and warrants that no consent shall be required from any regulatory body, including the College of Regulators, for any action of NYSE Euronext or its Affiliates contemplated by this Agreement or the NYSE Agreements, other than those actions for which approval of the College of Regulators is expressly anticipated pursuant to the provisions hereof and thereof and which has been obtained on or prior to the Effective Date.

6.3	Each of the foregoing representations and warranties in Clause 6.1 shall be construed as separate and independent from each other and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

7	AFFIRMATIVE COVENANTS

7.1	Deviations from Annual Budget

7.1.1	In the event of a material negative deviation from the Business Plan such that two-fifths or more of the Company’s KPIs (according to the report generated pursuant to Sub-Clause 7.4.3(i)) deviating by more than twenty percent (20%) from such KPIs in the then applicable Annual Budget and the then applicable Business Plan for a period of time of more than two (2) consecutive financial quarters (a “Negative Deviation”), then at the written request of any Shareholder holding a 20% or greater Percentage Interest, the Parties shall use reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the requesting Shareholder in doing, all things necessary, proper or advisable (including without limitation voting and/or instructing the members of the Board) to ensure that a sub-committee of the Board be created composed of an equal number of members of QIA

Nominees and NYSE Euronext Nominees designated to investigate the Negative Deviation and report to the Board and the Shareholders on the reasons for the Negative Deviation.

7.2	Management Incentive Scheme

7.2.1	The Board may procure the establishment of an incentive scheme for the Executive Managers and other key staff of the Company. The Board shall determine (for the avoidance of doubt, by a simple majority vote) which key staff of the Company is to be included in the scheme.

7.3	Taxation

Subject to the terms and conditions of this Agreement, each Party shall use its respective reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Parties in doing, all things necessary, proper or advisable (including, without limitation, voting and/or instructing the member(s) of the Board appointed by the Shareholder in question) in order to:

7.3.1	assist the Company in obtaining a ten year tax holiday under Qatari law to ensure that the Company is exempt from all Qatari taxes on profits, turnovers or transactions; and

7.3.2	conduct its affairs in a manner which does not cause the Company or its Subsidiaries to be treated as engaged in a trade or business outside of Qatar under current or future law or order.

7.4	Accounting, Reporting

Each Party shall use its respective reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Parties in doing, all things necessary, proper or advisable (including without limitation voting and/or instructing the member(s) of the Board appointed by the Shareholder in question) to:

7.4.1	cause the books of account and all financial statements of the Company to be maintained in US Dollars and (to the extent permitted by applicable Qatari law) to be prepared in accordance with the requirements of IFRS (prepared on a consistent basis);

7.4.2	ensure that each Shareholder shall have the right, at such Shareholder’s own expense, through representatives which may include internal or external auditors, during normal business hours and with as little interruption as practicable, to:

(i)	have access to the Executive Managers, to a reasonable extent; and

(ii)	examine, copy and audit any books, records and accounts of the Company, for any reasonable purpose;

7.4.3	cause the Company to furnish each Shareholder with the following information:

(i)	within forty-five (45) calendar days after the end of each calendar quarter, a statement of income (loss) and a statement of cash flows for the quarter and for the financial year to date, and a balance sheet as of the end of the quarter, prepared in accordance with IFRS (prepared on a consistent basis), as well as such other operating data, financial information or other information that a Shareholder may reasonably request;

(ii)	within ninety (90) calendar days after the end of each calendar year, audited financial statements, including a balance sheet and cash flow statement as of the end of the year and a statement of profit and loss (with schedules showing the calculation thereof) for the year, prepared in accordance with IFRS (prepared on a consistent basis); and

(iii)	notwithstanding that such contracts may have been disclosed in an Annual Budget or Business Plan, notice and disclosure of all commercial contracts with an annual value of more than Two Million U.S. Dollars (US $2,000,000) which the Company or one of its Subsidiaries enters into, at the next meeting of the Board following the date on which such contract(s) was/were entered into;

7.4.4	Should the Percentage Interest held by NYSE Euronext fall below ten (10) percent (10%), the special investigation and information rights provided for in Clauses 7.4.2, 7.4.3 shall elapse and terminate, but for the avoidance of doubt, notwithstanding any shareholder information rights provided by law.

7.4.5	For the avoidance of doubt, any non-public information provided pursuant to this Clause 7.4 shall be subject to Clause 14.

7.5	Non-Compete

7.5.1	The Parties acknowledge that they wish to concentrate on the Company their activities in the field of operating cash equity exchange and derivatives exchange (“Securities Exchange Activity”) in the GCC Region, and they wish to promote Qatar as a technology and services hub for the MENA.

7.5.2	Subject to Clause 7.5.3, each of the Shareholders shall not, and shall cause its Affiliates not to, other than through the Securities Exchange Activity conducted by the Company, directly or indirectly (including through officers, directors, agents and representatives), without the prior written consent of the other Parties, within the GCC Countries:

(i)	engage in the Securities Exchange Activity or any similar or competing business;

(ii)	acquire ownership of any equity, or make any investment, in any entity conducting any Securities Exchange Activity, assist or participate in the development of any Security Exchange Activity or provide services with regard to Security Exchange Activity;

(iii)	solicit any of the Company’s listed companies or attempt to entice away from the Company any of its customers or clients.

(iv)	Each and any of the foregoing activities described in the foregoing clauses (i) through (iii) is herein referred to as a “Competitive Activity”.

7.5.3	The covenant not to compete and the warranty of each Shareholder provided for in Clauses 7.5.2 and 7.5.6 shall be binding on such Shareholder for the period (the “Non-Compete Period”) commencing on the date hereof and expiring the date

(i)	such Shareholder has ceased to be Party to this Agreement; or

(ii)	a Party has declared the rescission of this Agreement under Clause 2.11; or

(iii)	this Agreement has been terminated in accordance with Clause 15.8 with respect to all Parties (Term and Termination).

7.5.4	The Parties acknowledge that the Shareholders have entered into strategic agreements with other exchanges in GCC Countries and in the wider MENA Region that remain in effect on the date hereof, and each Shareholder has the right to continue to perform such agreements and the transactions contemplated thereby in accordance with the terms of such agreements as in effect on the date hereof notwithstanding the non-compete undertaking pursuant to Clauses 7.5.2 and 7.5.6; provided that, for the avoidance of doubt, any formal expansion in scope of any such transaction or agreement shall be subject to the provisions of Clauses 7.5.2 and 7.5.6.

7.5.5	The Parties further acknowledge that notwithstanding Clauses 7.5.2 and 7.5.6, NYSE Euronext shall be permitted to enter into pure technology transfer and technology assistance agreements in the MENA Region; notwithstanding that the Parties agree to promote Qatar as a technology and services hub for the MENA Region and NYSE Euronext shall use any opportunity to enter into a technology transfer or technology assistance agreement within the MENA Region as an opportunity to promote the State of Qatar as such a hub.

7.5.6	In the event that during the Non-Compete Period a Shareholder is offered the opportunity to participate in a Competitive Activity in the MENA Region other than GCC Countries, that Shareholder shall offer the other Shareholder the right to participate in such Competitive Activity together with the offering Shareholder on the same terms as were offered to the offering Shareholder on a 50/50% percent-basis, except where otherwise agreed. If the offer is declined, the offering Shareholder may proceed with the Competitive Activity on its own. The decision of the Company to participate in such Competitive Activity shall be determined by the vote of a majority of the members of the Board other than any members of the Board appointed by the offering Shareholder.

7.5.7	NYSE Euronext and the Company shall develop a mutually beneficial cross-membership and cross listing policy within the applicable regulatory environment with respect to the Cash Equities Exchange and the Derivatives Exchange. Further, NYSE Euronext agrees to use its reasonable efforts to assist the Company to obtain from all applicable non-Qatari regulators any approvals or waivers necessary, as applicable, to effect the cross-membership and cross listing policy that the Parties wish to effect with respect to the Cash Equities Exchange and the Derivatives Exchange, and QIA agrees to use its reasonable efforts to assist the Company to obtain from all applicable Qatari regulators any approvals or waivers necessary, as applicable, to effect the cross-membership and cross listing policy that the Parties wish to effect with respect to the Cash Equities Exchange and the Derivatives Exchange.

8	CORPORATE GOVERNANCE

8.1	Shareholders Meeting

The Shareholders agree to act reasonably and in the best interests of the Company in accordance with the Company’s objectives when acting in their capacity as Shareholders at any shareholders meeting. Subject to the terms and conditions of this Agreement and the laws of Qatar, each Shareholder shall take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Shareholders in doing, all things necessary, proper or advisable (including without limitation voting) to ensure that with regard to the Company:

8.1.1	the Shareholders Meeting shall be the highest governing body of the Company;

8.1.2	other than as set out in Clause 8.1.3, resolutions of the Shareholders Meetings shall be passed by a simple majority of more than fifty percent (50%) of the present/duly represented share capital at the duly convened Shareholders Meeting of the Company;

8.1.3	unless otherwise required by applicable Qatari law or by the Charter of the Company, resolutions approving any of the following shall only be passed by a qualified majority, including at least one positive vote of NYSE Euronext (“Shareholder Supermajority Issues”):

(i)	amendment of any of the Articles of Association of the Company;

(ii)	direct or indirect increase or decrease of the nominal or authorised share capital of the Company;

(iii)	liquidation or break up of the Company;

(iv)	merger, reorganization or restructuring or other similar corporate transactions of the Company;

(v)	legal transformation of the Company;

(vi)	sale, transfer, disposition, lease or license of all or substantially all of the assets of the Company;

(vii)	declaration, recommendation or distribution of dividends, save as in accordance with Clause 5; and

(viii)	any of the Board Supermajority issues, if these issues belong to the competences of the Shareholders’ Meeting in accordance with applicable law.

8.1.4	For the avoidance of doubt, the Shareholders agree that (a) they shall vote in favour of the appointment of such members of board as proposed by each Shareholder in accordance with Clauses 8.4.1 and 8.4.2 and (b) any dispute or deadlock between the Shareholders relating to the taking of any Shareholder Supermajority Issues may be referred by either Shareholder for escalation and resolution pursuant to Clause 16.2. if not being able to be resolved by the allowances provided for in Clause 8.7.

8.2	Conduct of the Shareholders Meeting

Subject to the terms and conditions of this Agreement, each Shareholder shall take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Investors and Shareholders in doing, all things necessary, proper or advisable (including without limitation voting) to ensure that with regard to the Company:

8.2.1	an annual ordinary Shareholders Meeting shall be convened by the Chief Executive Officer at least once a year;

8.2.2	extraordinary Shareholders Meetings shall be convened whenever necessary, and must be promptly convened by the Chief Executive Officer if so requested by either Shareholder;

8.2.3	in the event that the Chief Executive Officer fails to call an extraordinary Shareholders Meeting within fifteen (15) Business Days of being so requested by either Shareholder pursuant to Clause 8.2.2, the Shareholder which made the request may exercise its rights to cause the convening of such extraordinary Shareholders Meeting itself in compliance with applicable Qatari law;

8.2.4	the Shareholders Meeting shall be convened (at each and every calling of such meeting) at the relevant headquarters of the Company (or at any other location within the territory of Qatar which may be specified in the Charter of the Company) by written notice sent by overnight courier or by facsimile to the Shareholders at least fifteen (15) Business Days prior to the date of the meeting, which notice shall indicate, inter alia:

(i)	the time and location of the meeting;

(ii)	an agenda setting out in reasonable detail the items to be discussed at such meeting;

(iii)	the type of meeting to be held;

(iv)	specific quorum and voting requirements for the types of resolutions contemplated by the agenda;

(v)	proposals and/or draft resolutions in relation to the matters set out in the aforementioned agenda; and

(vi)	copies of any papers to be discussed at such Shareholders Meeting;

8.2.5	the quorum for a Shareholders Meeting of the Company shall be:

(i)	at the first calling of such a meeting, shareholders representing one hundred percent (100%) of the issued share capital of the Company;

(ii)	failing the realisation of a quorum at the first calling of a Shareholders Meeting, at the second calling of such a meeting, shareholders representing eighty percent (80%) of the issued share capital of the Company; and

(iii)	failing the realisation of a quorum at the second calling of a Shareholders Meeting, then any matter that was on the agenda for such a meeting shall be treated as a Shareholder Supermajority Issue on which there has been a deadlock or disagreement and may be referred by any Party or member of the Board for escalation and resolution pursuant to Clause 16.2.

8.2.6	the Shareholders Meeting shall be presided over by the chairman of the Board, who shall also preside over the agenda of the Shareholders Meeting;

8.2.7	the minutes of each Shareholders Meeting shall be recorded in English language in a designated registry, all of which shall be initialled by the attending Shareholder representatives, signed by the chairman, secretary and vote-counters of the relevant Shareholders Meeting, numbered and stamped with the relevant corporate seal of the Company and shall indicate, inter alia:

(i)	the time and location of the meeting;

(ii)	the names of the chairman, secretary and designated vote-counters of the Shareholders Meeting;

(iii)	the names of the Shareholders and the identity of their respective authorised representatives/proxy holders who were in attendance at such Shareholders Meeting;

(iv)	the names of any members of the Board of the Company that were in attendance, as well as any other person(s) in attendance at such Shareholders Meeting;

(v)	proposals and/or draft resolutions that were put to a vote at such Shareholders Meeting;

(vi)	the number of votes cast in relation to any proposals and/or draft resolutions at such Shareholders Meeting and the results thereof; and

(vii)	objections, if any, made in relation to proposals and/or draft resolutions that were put to a vote at such Shareholders Meeting;

8.2.8	shareholder resolutions may also be taken in writing if such resolutions are signed by each of the Shareholders; the provisions of Clause 8.2.7 shall apply mutatis mutandis to the protocol of such written resolution;

8.2.9	each Shareholder may delegate, under a written power of attorney/proxy, any of its respective lawyers or tax advisers or other advisers to represent it and to vote its respective Shares on any resolution considered by the Shareholders Meeting of the Company; and

8.2.10	each Shareholder shall be entitled to report back to its respective investors (and their respective Affiliates) on the affairs of the Company, and to disclose such information as it shall consider necessary or appropriate, provided such reporting complies with the provisions of Clause 14 (Confidentiality).

8.3	Function of the Board

The Board of the Company is responsible for and shall make all operational decisions regarding the Company (and its Subsidiaries) subject to the restrictions set out by law, the Charter of the Company, this Agreement, and any resolutions passed by the Shareholders

Meeting of the Company. The Board appoints the Executive Managers and is also responsible for the approval of those actions and decisions of the Executive Managers which require its approval according to this Agreement, the Charter of the Company and applicable law, as well as all matters which fall in the exclusive competence of the Board as a matter of mandatory applicable Qatari law. The members of the Board shall be required in fulfilling their duties as directors of the Company to agree to act reasonably and in the best interests of the Company in accordance with the Company’s objectives when taking any action with respect to the Board.

8.4	Appointment of Members to the Board

Each Party shall take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Parties in doing, all things necessary, proper or advisable (including without limitation voting) to ensure that:

8.4.1	as of and following the Effective Date, subject to the provisions set forth below, the Board will consist of eleven (11) directors as follows: QIA shall have the right to nominate and appoint six (6) directors (“QIA Nominees”) (one of which shall serve as the chairman of the Board) and NYSE Euronext shall have the right to nominate and appoint three (3) directors (“NYSE Nominees” and together with the QIA Nominees, the “Shareholder Nominees”), each Shareholder Nominee being appointed for a four (4) year term, such term being renewable, or until such Shareholder Nominee’s earlier death, resignation or removal. For the avoidance of doubt, although all directors of the Board will be subject to customary fiduciary duties, the directors designated by a Shareholder will not be precluded from voting on matters involving such Shareholder;

8.4.2	the Shareholders shall furthermore appoint, by unanimous decision, two (2) further Independent Board members (“Independent Nominees”), where “Independent” means a Board member which is not an Affiliate, officer, director or employee of any of the Shareholders or their respective Affiliates;

8.4.3	RESERVED

8.4.4	Each Shareholder shall have the right to remove from the Board any of its Shareholder Nominees in its sole discretion at any time and for any or no reason. No Shareholder Nominee may be removed from office except by the Shareholder who had nominated such Shareholder Nominee. Except as otherwise provided in Clause 8.4.8 or elsewhere in the Agreement, whenever a Shareholder Nominee for any reason ceases to be a member of the Board, the Shareholder that appointed such members of the Board of shall be entitled forthwith to nominate another director to replace such director (and such Shareholder shall use reasonable efforts to do so as promptly as reasonably practicable);

8.4.5	each Shareholder shall only appoint members to the Board who are free of any material conflicts of interest with the Company and meet the standards of good reputation; no Shareholder shall appoint a member to the Board who simultaneously serves as a director or officer of a competitor of another Shareholder of the Company

8.4.6	if either Shareholder believes that an appointed member of the Board does not comply with the requirements of Clause 8.4.5, it may request the removal of such member; in the event that the other Shareholder does not agree to such request, an expert will be appointed (with the agreement of both Shareholders or, failing which, by the President of the London Court of International Arbitration) to determine whether the member in question fails to meet the requirements of Clause 8.4.5; should the arbitrator so find, the member in question shall be removed, a replacement member shall be nominated by the Shareholder whose appointee has been removed, and such nominated replacement shall be appointed to the Board;

8.4.7	if in the future, applicable Qatari law empowers the government of Qatar or any similar body to appoint members to the Board, then:

(i)	the members of the Board to be appointed by the Shareholders in accordance with Clause 8.4.1 shall be increased accordingly;

(ii)	the voting threshold for Board issues which are not Board Supermajority Issues shall be adjusted so that the members of the Board appointed by QIA are able to affirmatively approve such issues with their votes alone;

(iii)	the voting threshold for Board Supermajority Issues is adjusted so that the vote(s) of the member(s) of the Board appointed by NYSE Euronext is/are required in order to affirmatively approve such issues;

(iv)	failing the realisation of points (i) and/or (ii) above, such issues shall no longer, to the fullest extent legally possible, fall within the competence of the Board and instead become the competence of the Shareholders Meeting, so that:

(a)	issues contemplated by Sub-Clause 8.4.7(i) above shall be passed by a simple majority of the Shareholders Meeting; and

(b)	issues contemplated by Sub-Clause 8.4.7(iii) above shall be passed as a Shareholders Supermajority Issue.

8.4.8	For so long as NYSE Euronext holds a 20% or greater Percentage Interest, (ii) neither of the two Independent Nominees appointed to the Board pursuant to Clause 8.4.2 or their successors may be removed from office except by mutual consent of QIA and NYSE Euronext, provided that each of QIA and NYSE Euronext shall have the right to remove from the Board any such Independent Nominee upon written notice to such Independent Nominee and the other Parties if such Independent Nominee ceases to be Independent hereunder and (ii) whenever any Independent Nominee for any reason ceases to be a director on the Board, NYSE Euronext and QIA shall be entitled to mutually appoint another Independent Nominee to replace such director; and

8.4.9	In the event the Percentage Interest of NYSE decreases below 20%, (i) any Independent Directors may be removed from office by vote of the holder(s) of a majority of the outstanding share capital of the Company at any duly called meeting of the Shareholders of the Company (or acting by written resolution) and (ii) whenever any vacancy on the Board is to be filled by an Independent Nominee, such Independent Nominee shall be appointed by a majority of the remaining directors on the Board.

8.5	Meetings of the Board

Each Shareholder shall take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with the other Shareholder in doing, all things necessary, proper or advisable (including without limitation voting and/or instructing the member(s) of the Board appointed by the Shareholder in question) to ensure that:

8.5.1	the Board shall meet as often as is required to decide any action or measure as necessary and approve any action which the Executive Managers of the Company propose to take;

8.5.2	the Board shall meet at least once a quarter;

8.5.3	all meetings of the Board shall (a) be held (i) at the Company’s headquarters and/or one or more different locations via telephonic or video conferencing whereby all members can simultaneously hear and communicate with one another, or (ii) at such other address as a majority of the members of the Board (including a majority of any NYSE Nominees) may agree, and (b) shall be minuted in English language (in substantially the same form and substance as minutes of a Shareholder Meeting contemplated by Clause 8.2.7) and distributed to all the appointed members of the Board, whether they were in attendance at such meeting or not;

8.5.4	each meeting of the Board shall be convened by any member of the Board (at each and every calling of such meeting) by notice sent at least five (5) Business Days prior to the date of the meeting, unless otherwise agreed, in writing by overnight courier or by facsimile or email to all of the members of the Board, addressed to each appointed member of the Board, which notice shall indicate, inter alia:

(i)	the time and location of the meeting;

(ii)	an agenda setting out in reasonable detail the items to be discussed at such meeting;

(iii)	specific quorum and voting requirements for the types of resolutions contemplated by the agenda;

(iv)	proposals and/or draft resolutions in relation to the matters set out in the aforementioned agenda; and

(v)	copies of any papers to be discussed at such meeting;

8.5.5	the quorum for a Board meeting shall be:

(i)	at the first and second calling of such a meeting, a majority of the members of the Board (including at least one NYSE Nominee for so long as NYSE Euronext holds a Percentage Interest of 20% or more); and

(ii)	failing the realisation of a quorum at the first and second calling of a Board meeting, at the third calling of such a meeting, at least fifty percent (50%) of the members of the Board;

8.5.6	aside from meetings, resolutions of the Board may also be passed in writing via facsimile transmission or e-mail (pdf-copy) if such resolution is signed by each of the members of the Board;

8.5.7	the Company shall reimburse all reasonable expenses of each member of the Board properly incurred in the performance of his/her/its duties on behalf of the Company;

8.5.8	members of the Board shall be entitled, in accordance with Clause 14 (Confidentiality), to report back to the Shareholders on the affairs of the Company and their respective Affiliates, and to disclose such information as he/she/it shall consider necessary or appropriate; and

8.6	Resolutions of the Board

Each Shareholder shall take, or cause to be taken, promptly and in good faith, all action to do, or cause to be done, and to assist and co-operate with the other Shareholder in doing, all things necessary, proper or advisable (including without limitation voting and/or instructing the member(s) of the Board appointed by the Shareholder in question) to ensure that:

8.6.1	resolutions of the Board of the Company shall be passed if approved by a simple majority of more than fifty percent (50%) of the votes cast by voting members of the Board who are in attendance at a duly convened Board meeting, except resolutions which require a qualified majority under applicable Qatari law or pursuant to the provisions of Clauses 8.6.2 and 8.6.3;

8.6.2	resolutions of the Board of the Company approving any Board Supermajority Issue shall only be validly passed if:

(a)	approved by at least seven (7) members of the Board, including at least one member appointed by NYSE Euronext; or

(b)	failing the realisation of a quorum at a first and second calling of a Board meeting called to approve any such Board Supermajority Issue, unanimously approved by all of the members of the Board who are in attendance at a third calling of a duly convened Board meeting;

8.6.3	Resolutions of the Board of the Company approving any of the following issues with respect to the Company or any of its Subsidiaries (“Board Supermajority Issues”) shall only be validly passed if approved by the requisite number of voting members of the Board pursuant to Clause 8.6.2:

(i)	Development of any new line of business activity within the scope of the business of the Company (e.g. new products and/or market segments such as derivatives) as defined in Clause 3.1 or outside the business of the Company (e.g. real estate);

(ii)	subscription or purchase of shares, units or other securities or partnership interests with a total value exceeding one million US Dollars (US$1,000,000) in aggregate over the annual period covered in the Annual Budget unless provided in the Annual Budget or the Business Plan, except for investment-grade short-term securities issued by any OECD government or required by law;

(iii)	granting any guarantee for third parties’ obligations, any loans to any third parties and any rights to third parties as well as leases to third parties as lessees exceeding one million US Dollars (US$1,000,000) in aggregate over the annual period covered in the Annual Budget, unless provided in the Annual Budget or the Business Plan;

(iv)	any material changes to the Company’s branding policy, the Company’s brand names and/or trade marks;

(v)	any material amendment, material modification, abandonment or surrender of the rules of the securities market of the Company which are not compatible with the Technology/Services Agreement, to the extent not otherwise required by applicable law;

(vi)	the sale, winding up or dissolution or similar action, of a material Subsidiary of the Company, unless defined in the Annual Budget or the Business Plan, or in the case of a wind-up, dissolution or similar action, the Company and/or one or more other Subsidiaries of the Company substantially continues the business of such wound-up, dissolved or similarly treated Subsidiary;

(vii)	any related party transaction (including shareholders) exceeding five hundred thousand US Dollars (US$500,000) in aggregate over the annual period covered in the Annual Budget, unless specifically identified and provided in the Annual Budget or the Business Plan;

(viii)	any issue of financial instruments or signing of any other forms of indebtedness including loan agreements in excess of one million US Dollars (US$1,000,000) in aggregate, or any issue of bonds, over the annual period covered in the Annual Budget, unless provided in the Annual Budget or the Business Plan;

(ix)	the completion of any commercial contract, cooperation contract or any other agreement involving a commitment, whether capital or not, in excess of one million five hundred thousand US Dollars (US$1,500,000) in aggregate over the annual period covered in the Annual Budget, unless provided in the Annual Budget or the Business Plan. Notwithstanding the above all contracts in excess of five hundred thousand US Dollars (US$500,000) that are not provided in the Annual Budget or the Business Plan will be disclosed to NYSE Euronext and QIA; and

(x)	the yearly revision and extension (rolling forward) of the Business Plan, as well as the Annual Budget if not in line with the Business Plan ;

(xi)	any other expenditure not mentioned in the list above exceeding five hundred thousand US Dollars (US$500,000), for as long the Parties did not agree about the initial Annual Budget and initial Business Plan;

(xii)	any shareholder resolution of any of the Subsidiaries of the Company which would constitute a Shareholder Supermajority Issue for the Company.

for the avoidance of doubt, as long as the Parties did not agree on the initial Annual Budget or the initial Business Plan, those items permitting an exception with reference to the Annual Budget or Business Plan shall refer to the threshold only.

8.6.4	Notwithstanding anything in Clauses 8.1.3 or 8.6.3 to the contrary, determinations with respect to the exercise of any rights of the Company under any NYSE Agreements shall be made by a majority of, as applicable,

Shareholders other than NYSE Euronext and its Affiliates, or the members of the Board other than NYSE Nominees; provided, that as to any such matter, the Shareholders or Board, as applicable, shall hold an initial meeting at which the matter is discussed but not voted upon and NYSE Euronext and its Affilliate Shareholders or NYSE Nominees, as applicable, shall be entitled to be present, and a second meeting at which the matter is voted upon in accordance with this Clause 8.6.4.

8.7	Disagreements within the Board

8.7.1	If no resolution is passed by the Board approving (i) an Annual Budget pursuant to Sub-Clause 8.6.3(x) before the beginning of the year to be covered by the Annual Budget in question, or (ii) approving a proposed amendment to an Annual Budget in the course of a year to which such Annual Budget applies, the Company shall continue to operate on the basis of the then-current Annual Budget provided, that in case of (i) above, such Annual Budget shall be deemed to be automatically amended to include an increase in the amount of the percentage increase in the Qatar Consumer Price Index over the preceding twelve month period of all budgeted items for the subsequent annual period (and the Business Plan shall be concomitantly adjusted).

8.7.2	Subject to Clauses 8.7.1, 8.7.3 and 8.7.4, for the avoidance of doubt, if a resolution approving a proposed amendment and/or extension of the Business Plan is not passed by the Board, the Company shall continue to operate on the basis of the Business Plan which had previously been approved, until the approval of a new Business Plan; Clause 8.7.1 applies accordingly.

8.7.3	Notwithstanding the provisions in Clause 8.7.1 and 8.7.2, in the event that a proposal to adopt a certain course of action relating to the Board Supermajority Issues set out in Sub-Clauses (ii), (iii), (vii), (viii), (ix) or (xi) of Clause 8.6.3 is put to the Board and such proposal is not approved by the required number of members of the Board, the majority of the Board may, if the resolution to approve such course of action is supported by at least seven (7) members of the Board, incur expenditures or enter into commitments in an aggregate amount not exceeding 10% in aggregate over the annual period covered by the relevant Annual Budget on the disputed matter in respect of such unresolved issues.

8.7.4	In the event that any amendment of the Annual Budget or Business Plan or any other Board Supermajority Issues are supported by a simple majority of the members of the Board but do not otherwise have the requisite approval needed pursuant to Clause 8.6.3, and the allowances set forth in Clauses 8.7.1 and 8.7.3 do not adequately provide the Company, in the reasonable opinion of a simple majority of the Board, with the flexibility to take the action supported by such simple majority, then such dispute may be referred by any Party or member of the Board for escalation and resolution pursuant to Clause 16.2.

8.8	Functions of the CEO and the Executive Managers

The Executive Managers, under the responsibility of the CEO, are responsible for all business decisions regarding the Company and the execution of the decisions taken by the Board and/or the Shareholders, subject to the restrictions set out by law, the Charter of the Company, this Agreement, and any applicable resolutions passed by the Board or the Shareholders Meeting. The CEO is finally responsible for all business decisions except for issues which need prior approval of the Board and all other issues which have to be decided by the Board or the Shareholders according to the Qatar Commercial Code, the Charter of the Company, this Agreement, and any applicable resolutions passed by the Board or the Shareholders Meeting. The CEO shall represent the Company vis-à-vis third parties.

8.9	Appointment of the CEO and the Executive Managers

Each Shareholder shall take, or cause to be taken, promptly and in good faith, all action to do, or cause to be done, and to assist and co-operate with the other Shareholder in doing, all things necessary, proper or advisable (including without limitation voting and/or instructing the members of the Board appointed by the Shareholder in question) to ensure that the Company shall have one CEO and appropriate other Executive Managers, as determined and appointed by the Board upon, for the five years following the Effective Date, the proposal of NYSE Euronext.

8.10	Issues Subject to the Prior Approval of the Board

The CEO and other Executive Managers are entitled to take the following measures only with the prior consent of the Board:

(i)	all measures subject to the prior approval of the Board in accordance with this Agreement, mandatory applicable Qatari law and the Charter of the Company, the Schedule of Authorities and/or the Internal Rules;

(ii)	all measures being Board Supermajority Issues or Shareholder Supermajority Issues;

(iii)	the exercise of voting rights in the shareholders meeting of the Subsidiary taking its decision as Supermajority Decision if such issue is at the level of the Company a Shareholders Supermajority Issue;

(iv)	any material transaction outside the normal course of business, or any transaction restricting the Company’s activity (geographically or otherwise) outside the normal course of business.

8.11	Cessation of Minority Rights of NYSE Euronext

Notwithstanding anything to the contrary contained in this Agreement, the rights of NYSE Euronext as a Shareholder set out in this Agreement in Clauses 3.22, 3.23, 7.1, 7.4.2, 7.4.3, 7.4.4, 8.1.3, 8.1.5, 8.2.2, 8.2.3, 8.2.5, 8.4.6, 8.4.7, 8.4.8, 8.5.3(a)(ii), 8.5.5, 8.6.2; 8.6.3, 8.9, and 8.10 (the “Minority Protection Rights”) shall cease to apply in the event that (a) the Percentage Interest of NYSE Euronext shall fall below twenty percent (20%), or (b) NYSE Euronext and its Affiliates otherwise hold a total number of Shares representing an amount that is less than 10% of the issued and outstanding share capital of the Company. For the avoidance of doubt, the Parties acknowledge and agree that the Minority Protection Rights, the Board appointment rights provided pursuant to Clause 8.4, the Tag-Along Right provided pursuant to Clauses 11.1.9 through 11.1.13 and the Buy-Out Right pursuant to Clause 12.1 are particular to NYSE Euronext and shall not be Transferable by NYSE Euronext to any third party acquiring Shares from NYSE Euronext.

8.12	Special Share

Notwithstanding anything to the contrary contained herein, (a) in accordance with the State of Qatar’s responsibilities to protect its national interests, the Charter of the Company will contain a provision that will provide the State of Qatar with a “Special Share” and (b) the holder of the Special Share shall have the absolute right to approve, disapprove or reverse any decision of the Company (whether in General Assembly or by its Board) relating to any matter which may adversely affect the national interests of the State of Qatar.

8.13	Special Considerations in Articles of Association

The Parties agree that the Articles of Association of the Company shall provide that, unless otherwise agreed by QIA, the votes exercisable by the holders of Shares held by QIA and its Affiliates shall at all times exceed the votes exercisable by holders of all other Shares of the Company, and that the nominees of QIA and its Affiliates to the Board will always constitute a majority of the members of the Board, without limitation of NYSE Euronext’s rights hereunder, and in particular in this Clause 8.

9	PRE-EMPTION RIGHTS, OBLIGATIONS AND TRANSFER RESTRICTIONS (GENERALLY)

9.1	Pre-Emption Rights

Each Shareholder shall have rights of pre-emption to subscribe to any issuance of Shares of the Company, in proportion to the pro rata percentage ownership of outstanding shares held by such Shareholder relative to the total amount of share capital of the Company outstanding at the time of such proposed capital increase issuance up to an amount necessary to maintain unchanged such Shareholder’s pro rata percentage ownership of outstanding shares relative to the total amount of share capital of the Company outstanding immediately following such capital increase.

9.2	Transfer Restrictions for the Shares

Neither Shareholder shall Transfer any Shares except as provided in this Agreement and any Transfer of Shares made in violation of this Clause 9.2 (Transfer Restrictions for the Shares) shall be void ab initio. For the avoidance of doubt, in addition to Transfers by the Parties, Transfers by any person of equity interests in any other person (other than NYSE Euronext and QIA) which directly, or by way of ownership of any person which directly or through ownership of other persons indirectly, owns Shares shall be considered a Transfer of Shares subject to compliance with this Agreement.

9.3	No other Voting Arrangements regarding the Shares

NYSE Euronext shall not enter into any kind of syndicate or voting agreement or arrangement with respect to its Shares or parts thereof, nor shall NYSE Euronext conclude agreements or arrangements with any third party providing for a participation in its Shares or parts thereof, any rights to participate in gains, profits or dividends, any options to purchase its Shares or parts thereof, rights of first refusal or granting of similar rights to third parties wherein such third party may directly exercise influence over such Shares or parts thereof, other than this Agreement.

9.4	Special Investor Transaction

Notwithstanding anything in this Agreement to the contrary, QIA shall have the unfettered right, exercisable in its sole discretion, to cause, through a Transfer of Shares by one single action, or through an issuance of shares in the Company, the acquisition by a strategic partner of an amount of Shares representing up to 5% of the share capital of the Company issued and outstanding following the consummation of such acquisition (the “Special Investor Transaction”) and, for the avoidance of doubt, none of (w) the Minority Protection Rights (except of for the pre-emption right provided in Clause 9.1), (x) restrictions on Transfer (except for the restrictions contained in Clause 11.1.2), (y) Tag Along Rights or (z) other provisions of this Agreement that might otherwise restrict such Special Investor Transaction, shall be applicable to such Special Investor Transaction, provided that, for so long as NYSE Euronext or one of its Affiliates is a

Shareholder, the transferee of such Special Investor Transaction be committed not to resell or transfer its Shares to a competitor of NYSE Euronext (as determined in the reasonable opinion of NYSE Euronext). At the request of QIA, each of the other Parties shall use reasonable efforts to take, or cause to be taken, all actions reasonably necessary to facilitate and consummate the Special Investor Transaction.

10	INITIAL PUBLIC OFFERING

10.1	General Intent

It is hereby acknowledged and agreed by the Parties that it is the express intent of QIA to effect an IPO, potentially as early as within two or three years following the Closing, and that one of the initial responsibilities of the Executive Managers shall be to establish certain minimum conditions which they believe may be necessary in order to undertake an IPO (along with a timeline related thereto).

10.2	QIA Right to Approve

10.2.1	Notwithstanding any other provision to the contrary contained in this Agreement, QIA and/or the State of Qatar shall have the sole and exclusive right, exercisable in its sole and absolute discretion, to approve and cause an IPO.

10.2.2	In the event QIA approves and causes an IPO to be undertaken in accordance with Clause 10.2.1, QIA shall control the entire process with respect to the IPO, and make all decisions in connection therewith, including, but not limited to, with respect to the pricing of the shares to be sold in the IPO, the exchange(s) on which the shares are to be listed, and, without limitation of NYSE Euronext’s rights hereunder, the number of members of the Board post-IPO (including their selection and appointment), any special shareholder rights to be afforded to QIA or its nominee, the managing underwriters of the IPO and various other matters.

10.2.3	Without limiting the generality of Clauses 10.2.1 and 10.2.2, any IPO may be undertaken, in QIA’s sole and absolute discretion, solely through a secondary offering of Shares owned by QIA and its Affiliates, without there being any primary offering of shares by the issuer or any participation rights granted to NYSE Euronext; provided, however, that immediately following the consummation of such an IPO, the combined holdings of QIA and NYSE Euronext in the outstanding share capital of the Company equal or exceed 51% following such IPO.

10.2.4	In the event QIA approves and causes an IPO to be undertaken in accordance with Clause 10.2.1, NYSE Euronext shall take and approve, and shall cause its designees to the Board to take and approve, all actions reasonably necessary to facilitate the consummation of the IPO, including any reorganization, recapitalization, restructuring, share distribution, dividend or other separation or change in form of the Company and/or its Subsidiaries, including separation of the Derivatives Exchange Subsidiary from the Cash Equities Subsidiary, provided that a recapitalization or share distribution can only be requested if such obligation arises from other provisions of this Agreement; provided, that a recapitalization or share distribution can only be requested if the consummation of such recapitalization or share distribution would not, separate and apart from the effect of the IPO, otherwise materially and adversely affect the rights of NYSE Euronext hereunder. For the avoidance of doubt, the Parties acknowledge and agree that any such recapitalization or share distribution reasonably necessary to effect an IPO of the Derivatives Exchange Subsidiary, Cash Equities Exchange Subsidiary, the Company or any of their respective successors, shall not, in and of itself, be deemed to materially and adversely affect the rights of NYSE Euronext hereunder.

10.2.5	QIA and NYSE Euronext shall cooperate in good faith to agree on a mechanism to make whole NYSE Euronext in the event that the offer price of the shares of the Company pursuant to the IPO is discounted relative to the fair market value thereof and such pricing results in a financial loss to NYSE Euronext.

10.2.6	In the event of an IPO, the Parties shall explore the opportunity for a dual listing also in an exchange affiliated to NYSE Euronext.

11	TRANSFER RIGHTS, OBLIGATIONS & RESTRICTIONS

11.1	Transfer Restrictions

11.1.1	No Shareholder shall Transfer any of its Shares unless (a) (except in the case of a Transfer to the general public pursuant to or following an IPO or the sale via a cash equities exchange) the Transferee of such Shares shall have first agreed in writing to be bound by and become a Party to this Agreement, and (b) such Transfer would not have an adverse regulatory effect or tax consequence on the Company or any Shareholder (including any effect that would subject QIA or the Company to regulation by any governmental authority of any jurisdiction in which NYSE Euronext operates other than the State of Qatar or subject NYSE Euronext to regulation by the State of Qatar other than by virtue of the arrangements provided herein and in the Subscription Agreement, the Services Agreement and the Technology Agreement). In the event of any permitted Transfer of Shares pursuant to this Agreement to an Affiliate of a Shareholder, such Affiliate shall have the rights the Transferring Shareholder held hereunder with respect to the Shares Transferred immediately prior to the consummation of such Transfer for so long as such Affiliate holds such Shares and remains an Affiliate of either QIA or NYSE Euronext (as applicable).

11.1.2	Subject to Clauses 11.1.1 and 11.1.9, QIA and its Transferees shall be free to Transfer any Shares to any Bona Fide Third Party so long as, during the first ten (10) years following the Closing, immediately following any such Transfer by QIA or its Affiliates, QIA, together with its Affiliates, holds an amount of Shares which, when together with Shares held by NYSE Euronext and its Affiliates, represents greater than 50% of the outstanding share capital of the Company. In the event that QIA or any of its Transferees intends to Transfer all or any part of its Shares pursuant to this Clause 11.1.2 to a third party, QIA shall serve written notice to NYSE Euronext stating the Shares to be transferred (“Sale Shares”) and the identity of the acquiring person and NYSE Euronext shall, within five (5) calendar days of receiving such notice from QIA provide written notice to QIA if NYSE Euronext reasonably considers such acquiring person to not be a Bona Fide Third Party in accordance with the definition thereof.

11.1.3	Prior to the fifth anniversary of the Closing, NYSE Euronext and its Affiliates shall not be permitted to Transfer any Shares to any person, except in accordance with Clause 12.1 (Buy-out Right).

11.1.4	After the fifth anniversary of Closing, NYSE Euronext and its Affiliates to whom Shares have been Transferred in accordance with the terms hereof, will have the right to sell an amount of Shares such that immediately following such Transfer, NYSE Euronext, together with its Affiliates, holds an amount of Shares representing at least 20% of the outstanding share capital of the Company, at any price to any Bona Fide Third Party, subject to the Right of First Refusal of QIA. Subject to QIA’s Right of First Refusal, NYSE Euronext and its Affiliates shall be permitted to sell to a single Bona Fide Third Party all, but not less than all, of the remaining amount of the Shares held by NYSE Euronext and its Affiliates following the date on which NYSE Euronext or its Affiliates cease to provide services to the Company because the Company is autonomously running and such services are therefore not any longer required by the Company.

11.1.5	Notwithstanding anything in Clauses 11.1.3 and 11.1.4 to the contrary, but for the avoidance of doubt subject to Clause 11.1.1, NYSE Euronext is entitled to Transfer to any of its controlled European or American Affiliates that remains Affiliated with NYSE Euronext at all times that it holds such Shares following such Transfer, provided that prior to effecting any such Transfer NYSE Euronext shall provide a full and unconditional guarantee relating to the undertakings of such Affiliate in connection therewith if such guarantee is reasonably requested by QIA and such Affiliate covenants that in the event such person ceases to be such an Affiliate of NYSE Euronext, it shall return all such Shares it holds at that time to NYSE Euronext. In the event such Affiliate fails to return such Shares, such Shares shall be deemed to have been Transferred in violation of this Agreement.

11.1.6	In the event that NYSE Euronext or any of its Transferees (the “Selling Shareholder”) intends to Transfer all or any part of its Shares pursuant to Clause 11.1.4 to a person that is not a controlled European or American Affiliate of NYSE Euronext, such Selling Shareholder shall serve written notice to QIA stating the Shares to be transferred (“Sale Shares”), the identity of the acquiring person, the offered price and any other terms and conditions (including anticipated timing and closing arrangements) of the Transfer (the “First Refusal Notice”).

11.1.7	QIA or one or more of its designees (“Non-Selling Shareholder”) shall have the right, within a period of thirty (30) calendar days (the “Offer Period”) after receipt of the First Refusal Notice, to indicate in writing its willingness to purchase the Sale Shares (the “Purchase Notice”) on the same terms and conditions as those specified in the First Refusal Notice (“Right of First Refusal”). If the Non-Selling Shareholder indicates its willingness to purchase the Sale Shares within the Offer Period, the Selling Shareholder shall be obliged to sell to the Non-Selling Shareholder and the Non-Selling Shareholder shall be obliged to purchase from the Selling Shareholder the Sale Shares on the same terms and conditions as indicated in the First Refusal Notice within a period of sixty (60) Business Days following the receipt of the Purchase Notice.

11.1.8	If the Non-Selling Shareholder does not exercise its Right of First Refusal the Selling Shareholder shall have the right, subject to the consent of QIA (such consent not to be unreasonably withheld), to sell its Sale Shares to the Bona Fide Third Party named in the First Refusal Notice at a price which shall not be lower than the price stated in the First Refusal Notice and under the same terms and conditions stated therein within an overall period of eighty (80) calendar days from the end of the Offer Period. For the avoidance of doubt, any such Transfer shall be subject to Clause 11.1 but the restriction to sell only to a Bona Fide Third Party shall not be applicable in the case of a sale via a cash equity market following to the IPO.

11.1.9

Following the tenth (10th) anniversary of Closing subject to Clause 11.1.4, in the event that the QIA or any of its Affiliates (collectively, for purposes of this clause 11.1.9, the “QIA Selling Shareholder”) elects to sell to any person who is not an Affiliate of QIA, other than in connection with a Special Investor Transaction or in a sale to the general public in connection with or following an IPO, all or any portion of the Shares held by the QIA Selling Shareholder, (a “Tag-Along Sale”) the QIA Selling Shareholder shall give notice in writing to such effect to NYSE Euronext. Such notice (the “Tag-Along Sale Notice”) shall be given not more than sixty (60) nor less than thirty (30) days prior to the proposed sale date and set forth: (x) the name of the purchaser and the portion of the Shares held by the QIA Selling Shareholder proposed to be sold, (y) the proposed amount and form of consideration and other material terms and conditions of the proposed sale and (z) the proposed sale date (the “Transferee Terms”).

11.1.10

Following the tenth (10th) anniversary of Closing subject to Clause 11.1.4, (i) NYSE Euronext and any of its Affiliates to whom Shares have been Transferred in accordance with this Agreement (collectively, for purposes of this clause 13.6, the “Tag-Along Shareholder”) shall have the right (a “Tag-Along Right”), exercisable by the Tag-Along Shareholder by delivery of a written notice to the QIA (the “Tag-Along Exercise Notice”) within thirty (30) days from the date of receipt of the Tag-Along Sale Notice, to participate in the Tag-Along Sale on substantially the same terms and conditions applicable to such Tag-Along Sale as are set forth in the Transferee Terms (it being understood and agreed that in the event no Tag-Along Exercise Notice is delivered within such thirty (30) day period, the Tag-Along Shareholder shall not have any Tag-Along Rights with respect to such Tag-Along Sale described in such Tag-Along Sale Notice). (ii) The Tag-Along Exercise Notice shall state the portion of the shares held by the Tag-Along Shareholder that the Tag-Along Shareholder wishes to include in such Tag-Along Sale to the third party purchaser. Upon the giving of a Tag-Along Exercise Notice, the Tag-Along Shareholder shall be entitled and obligated to participate in the Tag-Along Sale with respect to the portion of the Tag-Along Shareholder’s Shares set forth in the Tag-Along Exercise Notice (as adjusted as provided in clause 11.1.11 below) on the Transferee Terms; provided, that the QIA Selling Shareholder shall not consummate the sale of any Shares offered by it if the third party purchaser does not acquire all the Shares (as adjusted as provided in clause 11.1.11 below) that the Tag-Along Shareholder is entitled and elects to sell in the Tag-Along Sale pursuant hereto. (iii) After expiration of the thirty (30) day period referred to above, if the provisions of this clause 11.1.10 have been complied with in all respects, the QIA Selling Shareholder and/or the Tag-Along Shareholder, as applicable, shall sell their respective shares to the third party transferee on the Transferee Terms on the date proposed in the Tag-Along Sale Notice (or such other date within sixty (60) days of such proposed date as may be agreed among the participants in such Tag-Along Sale).

11.1.11	(i) In the event of a valid and timely exercise of a Tag-Along Right in accordance with clause 11.1.10, the Tag-Along Sale shall include the portion of each of the QIA Selling Shareholder’s or the Tag-Along Shareholder’s respective Shares that the Selling Shareholder or the Tag-Along Shareholder desires to Transfer as specified in the Tag-Along Exercise Notice; provided, that the portion of the Tag-Along Shareholder’s Shares to be included in the

Transfer relative to the entire number of Shares it owns and controls shall not exceed the portion of the Selling Shareholder’s Shares to be included in the Transfer relative to the entire number of Shares it owns and controls and the total number of Shares comprising such portions together do not exceed the maximum total number of Shares (the “Maximum Tag-Along Portion”) the third party purchaser is acquiring in the Tag-Along Sale (as specified in the Transferee Terms). (ii) If the total number of Shares comprising such portions exceeds the Maximum Tag-Along Portion, the Tag-Along Sale shall include only the Maximum Tag-Along Portion, and the amount of Shares of each of the QIA Selling Shareholder and the Tag-Along Shareholder to be included in the Tag-Along Sale shall be reduced pro rata, based on the relative respective numbers of Shares that the QIA Selling Shareholder and the Tag-Along Shareholder proposed to include in the Tag-Along Sale relative to the total number of Shares held respectively by such QIA Selling Shareholder and Tag-Along Shareholder. For the avoidance of doubt, Affiliates shall be aggregated for purposes of this Tag Along Sale.

11.1.12	Notwithstanding the foregoing, in lieu of including the Tag-Along Shareholder’s shares in a Tag-Along Sale, at the QIA Selling Shareholder’s option and in its sole discretion, the QIA Selling Shareholder shall have the right to purchase from the Tag-Along Shareholder up to the number of Shares that such Tag-along Shareholder would otherwise have been entitled to include in such Tag-Along Sale pursuant to clause 11.1.11 (after taking into account the Maximum Tag-Along Portion and any resulting reduction to the number of Shares specified in the Tag-Along Election Notice), on the Transferee Terms substantially concurrently with the consummation of the Tag-Along Sale (it being understood and agreed, for the avoidance of doubt, that in the event of the exercise by the QIA Selling Shareholder of such right to purchase such Shares, the Tag-Along Shareholder shall not have any Tag-Along Right with respect to such Shares in the Tag-Along Sale and such Tag-Along Sale may be consummated using a number of Shares held by the QIA Selling Shareholder increased by, and in lieu of, the number of Shares of the Tag-Along Shareholder so purchased by the QIA Selling Shareholder).

11.1.13	The rights of the NYSE Euronext and its Affiliates pursuant to clauses 11.1.9 through 11.1.13 (without limitation) shall not be Transferable to or exercisable by any person other than an Affiliate of NYSE Euronext to whom Shares have been Transferred pursuant to clause 11.1.5.

11.1.14	For the avoidance of doubt, notwithstanding the foregoing, the Tag-Along Right set forth in clauses 11.1.9 through 11.1.13 may not be exercised by the Tag-Along Shareholder with respect to: (i) any Transfer to an Affiliate of QIA, (ii) any Transfer pursuant to or following an IPO or (iii) any Transfer in connection with the consummation of a Specified Investor Transaction.

11.2	Mandatory Transfers of Shares via Drag Along Rights

11.2.1	In the event that QIA or an Affiliate (for purposes of this clause 13.5, collectively, the “Drag Along Seller”) elects to Transfer to a third party all or any portion of the shares held by the Drag Along Seller, the Drag Along Seller may, at its option, by delivery of a Drag Along Sale Notice as provided in Clause 11.2.2 below, require each other Shareholder to Transfer to such third party a portion of such other Shareholder’s shares of the Company relative to the entire number of shares of the Company it owns and controls equal to the portion of shares of the Company being Transferred by the Drag Along Seller relative to the entire number of shares of the Company the Drag Along Seller owns and controls, on substantially the same terms and conditions, including with respect to price per share and other payment terms, as the Transfer by the Drag Along Seller (a “Drag Along Sale”).

11.2.2	The Drag Along Seller may exercise its right to cause a Drag Along Sale by giving the other Shareholders written notice of such Drag Along Sale (a “Drag Along Notice”) not more than eighty (80) nor less than forty (40) calendar days prior to the proposed sale date.

11.2.3	The Drag Along Notice shall set forth: (i) the name of the third party transferee in the Drag Along Sale, (ii) the proposed amount and form of consideration and other material terms of the Drag Along Sale, (iii) the amount of shares required to be included in such Drag Along Sale (iv) the proposed date of consummation of the Drag Along Sale and (v) the proposed structure of the Drag Along Sale, including by way of sale, amalgamation, arrangement, merger, consolidation or other transaction.

11.2.4	In order for the aforementioned Drag Along Right to be exercisable by QIA and binding on NYSE Euronext the pro rata price to be paid for the Shares of NYSE Euronext must, during the five (5) years following the Effective Date, be no less than the higher of (i) one time the Equity Investment and (ii) the listed price at which Shares are offered for sale to the public pursuant to Clause 10.

11.2.5	In connection with any Drag Along Sale specified in any Drag Along Notice received by such other Shareholders, such Shareholders and the Company shall take such actions as may be reasonably required by the Drag-Along Seller and shall otherwise cooperate in good faith with the Drag Along Seller in connection with, and in order to consummate, such Drag Along Sale (including by such Shareholders voting in their capacities as shareholders of the Company, and by causing any of their Shareholder Nominees to vote, in favour of such Drag Along Sale). Without limiting the foregoing, at and prior to the closing of a Drag Along Sale, the Shareholders and the Company shall upon request deliver to the buyer in such Drag Along Sale all documents and instruments containing, in all material respects, the same terms and conditions (including with respect to representations, warranties and indemnification) as to which the Drag Along Seller agrees to be subject in such Drag Along Sale.

12	BUY-OUT AND CALL OPTION RIGHTS

12.1	Buy-out right of NYSE Euronext

QIA grants to NYSE Euronext or its designated Affiliate a right to require QIA to purchase all, but not less than all, of the Shares held by NYSE Euronext and its Affiliates at the time of the Buy-Out Right Completion Date (the “Buy-Out Shares”) on the terms set forth in this Clause 12.1 (the “Buy-Out Right”).

12.1.1	The Buy-Out Right may only be exercised by NYSE Euronext if:

(i)	QIA commits a material breach of this Agreement, which is not remedied within thirty (30) days of the receipt of a written notice from NYSE Euronext identifying the breach and requiring its remedy;

(ii)	the Services Agreement is terminated due to a material breach of the Company that is directly and proximately caused by QIA or the QIA Nominees then on the Board;

(iii)	a Material Adverse Change of Qatar Law has occurred and no remedy can mitigate the effect of it so that NYSE Euronext is entitled to exercise the Buy-Out Right according to the Special Arrangement to be entered into by the Parties;

(iv)	QIA, or any of its Affiliates holding Shares in the Company, is subject to an Insolvency Transfer Event; or

(v)	NYSE Euronext is entitled to do so following delivery of a Minority Protection Buy-Out Right Notice in accordance with Clause 16.2;

(vi)	the Shares held by NYSE Euronext (or any of its Affiliates) in the Company falls below ten percent (10%) resulting in the Minority Protection Rights of NYSE Euronext ceasing to be applicable; or

(vii)	the State of Qatar has exercised its rights with regards to the Special Share pursuant to Clause 8.12

12.1.2	The Buy-Out Right shall be exercised only by NYSE Euronext giving QIA a written notice (the “Buy-Out Right Exercise Notice”) delivered within three (3) months of the occurrence of the event giving rise to the Buy-Out Right, which shall include:

(i)	the date on which the notice is given;

(ii)	a statement to the effect that NYSE Euronext is exercising the Buy-Out Right, including a reference to the Clause on the basis of which the Buy-Out Right is being exercised; and

(iii)	a date, which is no less than forty-five (45) Calendar Days after the date of the Buy-Out Right Exercise Notice, on which the consummation of the Buy-Out Right (the “Buy-Out Right Completion Date”) is to take place.

12.1.3	The Buy-Out Right may only be exercised in respect of all of the Buy-Out Shares then held by NYSE Euronext and/or its Affiliates.

12.1.4	All dividends and other distributions in respect of the Buy-Out Shares resolved or declared to be paid or made by the Company at the date of the exercise of the Buy-Out Right shall belong to, and be payable to, QIA.

12.1.5	The consideration payable on exercise of the Buy-Out Right shall be satisfied in cash at the Buy-Out Right Completion Date, and shall be calculated (i) in accordance with one hundred and twenty-five percent (125%) of the Fair Market Value of the Shares in the event the Buy-Out Right is exercised pursuant to Clauses 12.1.1 (i) or (ii) and (ii) in accordance with one hundred percent (100%) of the Fair Market Value of the Shares in the event the Buy-Out Right is exercised pursuant to Clauses 12.1.1 (iii), (iv), (v), (vi) or (vii).

12.1.6	The Fair Market Value shall be determined in accordance with Clause 12.3 below.

12.1.7	The QIA shall take such actions as may be reasonably required by NYSE Euronext and shall otherwise cooperate in good faith with NYSE Euronext in connection with, and in order to consummate, the exercise of the Buy-Out Right.

12.1.8	The exercise of the Buy-Out Right hereunder shall not limit, and shall be in addition to, any and all other remedies at law or in equity that may be available to NYSE Euronext in the event of a breach of this Agreement or the Services Agreement.

12.2	Call Option Right of QIA

NYSE Euronext grants to QIA or its designated Affiliate a right to purchase all of the Shares held by NYSE Euronext and its Affiliate at the time of the Call Right Completion Date (“Call Shares”) on the terms set out in this Clause 12.2 (the “Call Right”).

12.2.1	The Call Right may only be exercised by QIA if:

(i)	NYSE Euronext commits a material breach of this Agreement, or the NYSE Agreements, which is not remedied within 30 days of the receipt of a written notice from QIA identifying the breach and requiring its remedy;

(ii)	a Material Adverse Change of non-Qatari Law has occurred and no remedy can mitigate the effect of it so that QIA is entitled to exercise the Call Right according to the Special Arrangement to be entered into by the Parties;

(iii)	NYSE Euronext, or any of its Affiliates holding Shares, is subject to an Insolvency Transfer Event;

(iv)	a person, one or more persons that would be treated as a group for purposes of Section 13(d) of the United States Securities and Exchange Act of 1934 (as amended) (or any similar concept under applicable non-U.S. law), or other group of persons acting in concert or with common purpose, directly or indirectly (including through direct or indirect equity ownership, contract or otherwise) acquires (i) thirty percent (30%) or more of the outstanding voting equity of NYSE Euronext, (ii) all or substantially all of the assets of NYSE Euronext, or (iii) the power to elect or direct the election of a majority of the members of the board of directors (or similar governing body) of NYSE Euronext;

(v)	In connection with any single or related series of Transfers, the holders of one hundred percent (100%) of the outstanding voting equity of NYSE Euronext immediately prior to the consummation of such single or related series of Transfers hold less than seventy percent (70%) of the outstanding voting equity of the NYSE Euronext immediately following the consummation of such single or related series of Transfers.

(vi)	NYSE Euronext either holds a Percentage Interest of less than 20%, or NYSE Euronext, together with any of its Affiliates who are permitted Transferees hereunder, otherwise holds an amount of Shares representing less than 10% of the outstanding share capital of the Company; or

(vii)	A non-Qatari regulator exerts its supervisory authority over NYSE Euronext or any of its Subsidiaries in a materially different manner than it had exerted its supervisory authority over NYSE Euronext or any of its Subsidiaries in the past and such change has a material adverse effect on the Company or any of its Subsidiaries or any members of or issuers listed on the Cash Equities Market or on the Derivatives Market.

(viii)	A non-Qatari self-regulatory organization exerts its supervisory authority over NYSE Euronext or any of its Subsidiaries in a materially different manner than it had done in the past or alters its rules or regulations and, in either case, such change has a material adverse effect on the Company or any of its Subsidiaries or any members of or issuers listed on the Cash Equities Market or on the Derivatives Market.

12.2.2	The Call Right shall be exercised only by QIA giving NYSE Euronext a written notice (“Call Right Exercise Notice”) delivered within three (3) months of the occurrence of the event giving rise to the Call Right, which shall include:

(i)	the date on which the notice is given;

(ii)	a statement to the effect that QIA is exercising the Call Right, including a reference to the specific clause in Clause 12.2.1 pursuant to which the Call Right is being exercised; and

(iii)	a date, which is no less than forty-five (45) Calendar Days after the date of the notice, on which the consummation of the Call Right (the “Call Right Completion Date”) is to take place.

12.2.3	The Call Right may only be exercised in respect of all of the Call Shares.

12.2.4	All dividends and other distributions in respect of the Call Shares resolved or declared to be paid or made by the Company at the date of the exercise of the Call Right shall belong to, and be payable to, QIA.

12.2.5	The consideration payable on exercise of the Call Right shall be satisfied in cash at the Call Right Completion Date, and shall be calculated in accordance with (i) seventy five percent (75%) of the Fair Market Value of the Call Shares in the event the Call Right is exercised pursuant to Clauses 12.2.1(i) and 12.2.1(iii), and (ii) one hundred percent (100%) of the Fair Market Value of the shares in the event the Call Right is exercised pursuant to Clauses 12.2.1 (ii), (iv), (v), (vi), (vii) or (viii). The Fair Market Value shall be determined in accordance with Clause 12.3.

12.2.6	NYSE Euronext shall (and shall cause each Affiliate holding Call Shares) take such actions as may be reasonably required by QIA and shall otherwise cooperate in good faith with QIA in connection with, and in order to consummate, the exercise of the Call Right.

12.2.7	The exercise of the Call Right hereunder shall not limit, and shall be in addition to, any and all other remedies at law or in equity that may be available to the QIA in the event of a breach of this Agreement or the Services Agreement.

12.3	Fair Market Value

12.3.1	For purposes of this Agreement, Fair Market Value shall be determined in accordance with the procedures set forth in this Clause 12.3, in each case, (i) taking into consideration both the historical and prospective performance of the business of the Company, (ii) assuming the existence of both a willing buyer and a willing seller, (iii) utilizing traditionally accepted valuation techniques, (iv) excluding any premium for control or lack thereof, and (v) where applicable, taking into consideration the impact of any breach or other event giving rise to the need for the valuation.

12.3.2	Unless NYSE Euronext and QIA shall otherwise mutually agree in writing, within ten (10) Business Days of the receipt and delivery of a Buy-Out Right Exercise Notice or Call Right Exercise Notice, each such Party shall retain an Expert and instruct such Expert to determine the fair market value of the subject shares of the Company in accordance with the principles set forth in Clause 12.3.1 within twenty (20) Business Days of such Expert’s retention.

12.3.3	If the respective fair market values determined by such Parties’ two Experts within such twenty (20) Business Day period are the same, then that fair market value shall be the final Fair Market Value.

12.3.4	If the respective fair market values determined by such Parties’ two Experts within such twenty (20) Business Day period are not the same, and the amount of the lesser of such fair market values is equal to or greater than ninety (90%) of the amount of the greater of such fair market values, then the final Fair Market Value shall be the average of such two fair market values.

12.3.5	If the respective fair market values determined by such Parties’ two Experts within such twenty (20) Business Day period are not the same, and the amount of the lesser of such fair market values is less than ninety (90%) of the amount of the greater of such fair market values, then such Parties shall cause their Experts to mutually appoint and retain on behalf of such Parties a third Expert within ten (10) Business Days following the initial two Experts’ respective determinations of fair market value, which third Expert shall be instructed to make its own determination of the applicable fair market value within twenty (20) Business Days of its retention in accordance with the principles set forth in Clause 12.3.1; provided that such determination may not be greater than the higher fair market value determined by the initially retained Experts nor less than the lower fair market value determined by the initially retained Experts.

12.3.6	In the event a third Expert is retained, the range between the respective determinations of fair market value by the two Experts initially retained by the QIA and the Exchange shall be divided into thirds, and

(i)	if the third Expert’s determination of fair market value falls within the middle third of such range, such third Expert’s determination of fair market value shall be the final Fair Market Value; and

(ii)	if the third Expert’s determination of fair market value does not fall within the middle third of such range, the average of such third Expert’s determination of fair market value and whichever initially appointed Expert’s determination of fair market value is closer to such third Expert’s determination of fair market value shall be the final Fair Market Value.

12.3.7	All matters under this Clause 12.3 shall be conducted, and the Experts’ decisions shall be written, in the English language.

12.3.8	The Parties shall provide (or procure that others provide) the Experts with such assistance and documents as the Experts reasonably require for the purpose of reaching a decision.

12.3.9	Each Party shall, with reasonable promptness, supply each other and the Experts with all information and give each other access to all documentation and personnel as may reasonably be required in connection with a determination of fair market value under this Clause 12.3.

12.3.10	Each Party shall bear its own costs, fees and expenses in connection with this Clause 12.3; provided, that each Party shall be responsible for the fees and expenses of the initial Expert appointed by such Party, and the fees and expenses of any third Expert shall be borne by the Parties equally.

13	SUSPENSION OF REPORTING RIGHTS

13.1	Suspension of Reporting Rights

Without limiting any other remedies available to a Party hereunder or at law, in the event that a Party is in breach of its non-compete obligations or covenants under Clause 7.5 (Non-Compete) or in material breach of its confidentiality obligations under Clause 14.2 (Confidential Information) the Parties shall take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate in doing, all things necessary, proper or advisable (including, without limitation, voting and/or instructing the members of the Board appointed by the Shareholder in question) to ensure that such defaulting Party ceases to enjoy any information rights under Clause 7.4 (Accounting, Reporting) and Clause 8.5.8 for as long as such breach is persisting.

14	CONFIDENTIALITY

14.1	Public Announcements

14.1.1	No Party shall be entitled to make any public announcement or issue any circular relating to this Agreement without the prior written approval of the other Shareholder (acting in its sole discretion), other than (i) any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, or (ii) after the Effective Date, any standard press release publicising the Proposed Acquisition or any subsequent transfer of Shares.

14.1.2	No Party shall make any public announcement or issue any circular relating to the Proposed Acquisition or this Agreement which is in violation of any applicable law or regulation.

14.2	Confidential Information

14.2.1	The Parties shall use all respective reasonable efforts to keep confidential and to ensure that their respective officers, employees, agents, board members, and professional and other advisers keep confidential any information:

(i)	relating to the customers, suppliers, business, products, services, assets or affairs of the Company; or

(ii)	relating to the customers, suppliers, business, products, services, assets or affairs of the other Shareholder or any of their respective Affiliates;

(points (i) and (ii), collectively, “Confidential Information”).

14.2.2	Clause 14.2.1 does not apply to:

(i)	information which is or becomes publicly available (otherwise than as a direct or indirect result of a breach of this Clause 14 (Confidentiality) or any other obligation of confidence;

(ii)	information which a Party can establish to the reasonable satisfaction of the other Party was received from a source not connected with another Party or any of its Affiliates and that the source is not under any obligation of confidence with respect to the information;

(iii)	information which a Party can establish to the reasonable satisfaction of the other Party was known to the first Party before the date of this Agreement and that it was not under any obligation of confidence with respect to the information and that such information was not acquired from any person who was under any such obligation of confidence;

(iv)	the disclosure by a Party of Confidential Information to its directors or employees or general partners or to those of its Affiliates who need to know that Confidential Information in its reasonable opinion provided that the person to which the Confidential Information is disclosed agrees to be bound by the provisions of this Clause 14 (Confidentiality);

(v)	the disclosure by each Shareholder to its direct and indirect shareholders and/or investors of Confidential Information provided to such Shareholder by the Company pursuant to Clause 7.4.4, provided that the person to which the Confidential Information is disclosed agrees to be bound by the provisions of this Clause 14 (Confidentiality;

(vi)	the disclosure of information to the extent required to be disclosed by law or any court of competent jurisdiction, any governmental official or regulatory authority or any binding judgment, order or requirement of any other competent authority;

(vii)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned or any member of its group;

(viii)	the disclosure to a Party’s or its Affiliates’ professional advisers of information reasonably required to be disclosed provided that the person to which the Confidential Information is disclosed agrees to be bound by the provisions of this Clause 14 (Confidentiality); and

(ix)	any announcement, or circular made, or information provided in accordance with the terms of Clause 14 (Confidentiality).

14.2.3	Each Party shall inform any officer, employee or agent or any professional or other adviser advising it in relation to matters relating to this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(i)	to keep it confidential; and

(ii)	not to disclose it to any third party (other than those persons to whom it has already been or may be disclosed in accordance with the terms of this Clause 14 (Confidentiality)).

14.2.4	Should either Shareholder wish to dispose of its Shares in accordance with this Agreement, it may furnish relevant information to a prospective purchaser upon execution and receipt of a confidentiality agreement on substantially the same terms as this Clause 14 (Confidentiality).

14.2.5	Upon termination of this Agreement, all Parties may demand from the others the return of any documents or other tangible or physical materials containing Confidential Information by notice in writing whereupon the other Parties shall (and shall use all reasonable endeavours to ensure that its Subsidiaries, and their officers and employees and those of its Subsidiaries and the Company shall): (i) return such documents and other tangible or physical materials and (ii) destroy any copies of such documents and other tangible or physical materials and any other document or other record or reproducing, containing or made from or with reference to the Confidential Information; except, however, in each case, for any submission to or filings with governmental, tax or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of any such notice; provided, that each Party may keep a copy of such documents and other physical materials, subject in all cases to the confidentiality provisions of this Clause 14, as required in accordance with their respective internal documentation policies and procedures.

14.2.6	The obligations of each of the Parties in this Clause 14 shall continue without limit in time and notwithstanding termination of this Agreement for any cause.

15	MISCELLANEOUS

15.1	Notices

Except as otherwise stated herein, all notices, waivers, consents, approvals, authorisation or other communications contemplated hereunder to any Party hereto shall be in English, in writing and deemed to be duly given or made when received (in the case of personal delivery), two (2) Business Days after proper dispatch (in the case of a letter) via overnight courier service with an internationally reputable overnight courier services provider, and when received (in the case of facsimile transmission) by the recipient at the address set out in attached Exhibit B, or at such address as such Party may hereafter specify for such purposes to the other Parties by notice in writing. A written notice includes a notice by facsimile transmission or by e-mail. Any notice (except one sent by facsimile transmission) shall require a courtesy copy to be sent via facsimile transmission. Any notice given by facsimile transmission shall be considered legally written evidence if proof of transmission in the form of an electronically generated confirmation statement is retained by the sender and delivered to the recipient upon request and the receipt of such notice has been confirmed by the recipient. A notice or other communication received on a non-Business Day, or at other than normal business hours, at the place of receipt shall be deemed to be served on the following Business Day in such place.

15.2	Further Assurances

Each Party undertakes to execute or perform promptly and in good faith all such deeds, documents, assurances, acts and things as may be reasonably required to perfect the transactions referred to herein, and to give effect to the intent and terms of this Agreement.

15.3	Amendment

This Agreement may be modified, amended or changed in any respect only if in writing and duly signed by the Parties against whom such modification, amendment or change is sought, and in the event of any doubt against whom such modification, amendment or change is sought, by all Parties. For the avoidance of doubt, the Parties acknowledge and agree that any amendment to the Agreement may require the approval of the board of directors of NYSE Euronext before it can be deemed approved by NYSE Euronext.

15.4	No Waiver

A Party can waive any of the obligations owed to it (and its rights as a result of a breach of any obligations owed to it) under this Agreement only if such waiver is in writing and properly signed by that Party. The waiver by any Party of the obligations owed to it (and its rights as a result of a breach of any obligations owed to it including any indemnification pursuant to this Agreement) under this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act. The rights provided in this Agreement are cumulative and not exclusive of any other right or remedies provided by applicable law.

15.5	Entire Agreement

This Agreement constitutes the entire agreement between the Parties in respect of the matters contained in this Agreement, and all prior agreements or arrangements between them in respect of such matters are superseded hereby. Any oral or written representation, warranty, course of dealing or trade usage prior to the date of this Agreement not set forth in this Agreement will not be binding on the Parties. This Clause 15.5 (Entire Agreement) is without prejudice to the terms, conditions and representations and warranties set out in the Subscription Term Sheet or Subscription Agreement, the Services Term Sheet, the Services Agreement, the IT Term Sheet and the Technology Agreement.

15.6	Severability

If at any time any term or provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the enforceability of the remainder of this Agreement shall not be affected. The Parties shall in good faith endeavour to agree on an alternative term or provision, which to the extent permissible by applicable law has the same or equivalent effect.

15.7	Counterparts

This Agreement may be entered into in any number of counterparts and by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement shall be signed in the English language in two (2) or more counterparts, one (1) or more of which shall be retained by each of the Parties.

15.8	Term and Termination

15.8.1	Subject to the other provisions of this Agreement, this Agreement shall continue to be in full force and effect without limit in point of time until the earlier of:

(i)	the Parties agreeing in writing to terminate this Agreement;

(ii)	the closing of a sale of one hundred percent (100%) of the Shares; or

(iii)	an effective resolution being passed or a binding order being made by a court or other competent body or person for the winding-up of the Company and the distribution of its assets among the Company’s creditors, shareholders or other contributors (or any equivalent or analogous event occurs in relation to the Company under any applicable legal or regulatory regime to which the Company is subject).

15.8.2	This Agreement shall further cease to have effect as regards the rights of any Shareholder (including, for the avoidance of doubt, any rights that are particular to or specifically refer to by name a Shareholder) who, in accordance with the terms and conditions of this Agreement, ceases to hold any Shares, save for any of any provisions of this Agreement which this Clause 15.8 states shall continue in force after termination.

15.8.3	For the avoidance of doubt, any ordinary termination of this Agreement by any Party shall be expressly excluded. Extraordinary termination by any Party with respect to any other Party or Parties of this Agreement shall only be possible in accordance with Clause 15.8.4.

15.8.4	Unless otherwise mutually agreed by the Parties in writing, termination of this Agreement shall not relieve any Party from any liability for any breach if this Agreement prior to such termination.

15.8.5	Upon the termination of this Agreement after the Signing Date but before the Effective Date, all terms and provisions of this Agreement shall cease to have legal effect except Clause 1 (Definitions and Interpretations), Clause 14 (Confidentiality), Clause 15.1 (Notices), Clause 15.13 (Costs and Expenses), and Clause 16 (Governing Law and Dispute Resolution) which shall remain in full force and effect.

15.8.6	Upon the termination of this Agreement after the Effective Date, all terms and provisions of this Agreement shall cease to have legal effect except Clause 1 (Definitions and Interpretations), Clause 14 (Confidentiality), Clause 15.1 (Notices), Clause 15.8 (Term and Termination), Clause 15.13 (Costs and Expenses), and Clause 16 (Governing Law and Dispute Resolution) which shall remain in full force and effect.

15.9	Adaptation

Each of the Parties agrees that the terms of this Agreement are reasonable, but if an arbitration tribunal or court of competent jurisdiction finds any of them to be unenforceable the Parties agree to accept any modification as to the area, extent or duration of the term concerned which the arbitral tribunal or court sees fit to impose or, if it does not see fit, which is necessary to render the term enforceable.

15.10	Precedence of this Agreement

Subject to mandatory provisions of applicable Qatari law, it is agreed between the Parties that, in the event that the provisions of the Charter of the Company, and any other documents comprising the Charter of the Company or the Subscription Agreement should be in conflict with this Agreement, the provisions of this Agreement shall prevail as among the Parties to the fullest extent permitted by applicable law.

15.11	Time of the Essence

The Parties acknowledge and confirm that time is of the essence with respect to all of the performance obligations set out herein.

15.12	No Partnership

Nothing in this Agreement shall be deemed to constitute a partnership between any of the Parties nor to constitute any Party to be the agent of any other Party for any purpose.

15.13	Costs and Expenses

15.13.1	The Shareholders shall promptly and in good faith take, or cause to be taken, all action to do, or cause to be done, and to assist and co-operate with all of the other Parties in doing, all things necessary, proper or advisable (including without limitation voting and/or instructing the member(s) of the Board appointed by the Shareholder in question) to ensure that following Closing the costs, fees and expenses that are properly attributable to the Company, and not to either of NYSE Euronext or QIA, in their respective individual capacities, shall be borne by the Company.

15.13.2	Other than the costs, fee and expenses contemplated by Clause 15.13.1, the Shareholders shall bear their own legal, tax, advisory or other costs, fees and expenses arising from or relating to the negotiation, preparation and execution of this Agreement.

15.13.3	The costs of all notary and registration fees arising from the execution of this Agreement shall be borne by the Company.

15.13.4	In the event of a dispute arising from or relating to the terms of this Agreement or the breach hereof, the Party prevailing in such dispute shall be entitled to recover from the non-prevailing Party all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs, incurred in ascertaining such Party’s rights, and in enforcing, such Party’s rights under this Agreement.

16	GOVERNING LAW AND DISPUTE RESOLUTION

16.1	Governing Law

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Qatari law without giving effect to any choice of law or conflict of law provision or rule (of any jurisdiction) that could cause the application of the laws of any jurisdiction other than Qatari law.

16.2	Escalation

Any dispute between the Parties relating to the Agreement, including any deadlock or disagreement with respect to the taking of any action that is the subject of a Shareholder Supermajority Issue or Board Supermajority Issue (a “Supermajority Issue”) may, subject to Clause 8.7 and if the remedies contained therein do not reasonably resolve the issues at stake, be submitted by any Party in writing to a panel of four consisting of two (2) senior executives each of both the Shareholders (the “Shareholders Committee”), who shall promptly meet and confer in an effort to resolve such dispute. Each Party shall designate such executives within five (5) Business Days after receipt of an appropriate notice in writing from the other Party. Each Party’s designees to the Shareholders Committee shall be identified by notice to the other Party and may be changed at any time thereafter also by notice to the other. In the event the Shareholders Committee cannot resolve such dispute within fifteen (15) calendar days, such dispute shall be escalated to the respective CEO’s of QIA and NYSE Euronext (the “Shareholder CEO’s”) for resolution. Both the Shareholders Committee and Shareholders CEO’s shall have the right, but not the obligation, to choose to commission a non-binding mediator, at the Company’s expense, to assist them in reaching a decision. Any decisions of the Shareholders Committee or the Shareholder CEO’s pursuant to this Clause 16.2 will be final and binding on the Parties. In the event the Shareholder CEO’s are unable to resolve any dispute within seven (7) calendar days after submission to them (the “Shareholder CEO Resolution Period”), then either Party may then refer such dispute to arbitration in accordance with Clause 16.3; provided that, to the extent such dispute relates to a deadlock or disagreement with respect to the taking of any action that is the subject of a Supermajority Issue, QIA shall have the right (exercisable in its sole discretion), in lieu of arbitration, to elect by written notice (the “Minority Protection Buy-Out Right Notice”) delivered to NYSE Euronext within thirty (30) calendar days of the expiration of the Shareholder CEO Resolution Period, to trigger the Buy-Out Right and, immediately following and, from and after, delivery of such Minority Protection Buy-Out Right Notice, to take such action over the objection of NYSE Euronext (and/or the NYSE Nominees, as applicable).

16.3	Arbitration

16.3.1	Failing a resolution through the process described under Clause 16.2 (with the exclusion of its last sentence), all disputes and claims arising in connection with this Agreement, whether during or after the term hereof, shall be submitted for a final determination to arbitration under the then-current Rules of the London Court of International Arbitration (“LCIA”). Such arbitration shall be held in London, England and shall be conducted in English language. The arbitral tribunal shall consist of three arbitrators. One of the arbitrators shall be appointed by the claimant in the arbitration, one arbitrator shall be appointed by the respondent in the arbitration, and the third arbitrator shall be appointed by the two arbitrators so appointed. Failing appointment of the third arbitrator as provided above, the third arbitrator shall be appointed by the International Court of Arbitration of the LCIA in London, England. The Parties expressly agree that the arbitrators shall permit each Party (i) to request, and shall compel each Party to produce for the other Party reasonably in advance of any hearing, any relevant documents, evidence or witnesses; and (ii) to call and question any witness, including any expert witness, and to cross-examine any witness called by its opponent. The award of the arbitrators shall be final and shall constitute the exclusive remedy of the dispute between the Parties for all claims, counterclaim, issues or accounting presented or plead to the arbitrators. Each award by the arbitrators shall: (i) provide for payments in USD only; (ii) if such award includes payment form one Party to another, include interest at the rate of one percent per month from the date of breach or other violation of the Agreement until the date the award is fully paid; (iii) not include any special, multiple, punitive or similar damages. Judgment upon the final arbitral award may be entered or registered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred by the prevailing Party in enforcing the arbitral award shall be charged against the Party that resist its enforcement.

16.3.2	As more than two (2) persons are party to this Agreement, it is expressly stipulated that more than one claimant and/or more than one defendant are permitted.

16.4	Immunity

16.4.1	To the extent that a Party may be entitled in any jurisdiction to claim for itself or its property or assets any right of immunity, including immunity from submission to jurisdiction, service of any documents, recognition of an award or suit, judgment, enforcement, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process whatsoever or wheresoever or to the extent that in any such jurisdiction there may be attributed to itself or its assets or property such immunity (whether or not claimed), such Party hereby irrevocably agrees to the extent necessary to give effect to the provisions and enforcement of this Agreement and the NYSE Agreements in respect of any proceedings or disputes or the enforcement of any judgment against any of its property or assets not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

IN WITNESS WHEREOF this Agreement has been duly executed below as of the Signing Date.

Signature:	/s/ Dr. Hussain Al-Abdulla
Name:	Dr. Hussain Al-Abdulla, Board Member-Executive
Firm:	Qatar Investment Authority

Signature:	/s/ Duncan L. Niederauer
Name:	Duncan L. Niederauer, Chief Executive Officer and Director
Firm:	NYSE Euronext

Signature:	/s/ Jean-François Théodore
Name:	Jean-François Théodore, Deputy Chief Executive Officer
Firm:	NYSE Euronext